                                                                  Exhibit 2.01


                           SECOND AMENDED AND RESTATED


                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                      ASSOCIATED ESTATES REALTY CORPORATION
                                    ("AERC"),

                            MIG REALTY ADVISORS, INC.
                                    ("MIGRA")

                                     and the

                               MIGRA STOCKHOLDERS















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                              TABLE OF CONTENTS

                                                                               PAGE
                                                                               ----
SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER........................ 1

PRELIMINARY STATEMENTS.......................................................... 1

ARTICLE I                  THE MERGER........................................... 2
         1.1      The Merger.................................................... 2
         1.2      Effective Time................................................ 2
         1.3      Effects of the Merger......................................... 2
         1.4      Articles of Incorporation and Bylaws.......................... 2
         1.5      Directors and Officers........................................ 2
         1.6      Additional Actions............................................ 3

ARTICLE II                 CONVERSION OF SECURITIES............................. 3
         2.1      Conversion of Capital Stock................................... 3
         2.2      Shares; Share Prices; Fractional Shares....................... 5
         2.3      Exchange of Certificates...................................... 5
         2.4      Purchase Price Adjustment..................................... 6
         2.5      Disposition Fees.............................................. 9

ARTICLE III                REPRESENTATIONS AND WARRANTIES OF AERC............... 9
         3.1      Organization and Standing..................................... 9
         3.2      Corporate Power and Authority................................. 9
         3.3      Capitalization of AERC........................................10
         3.4      Conflicts; Consents and Approvals.............................10
         3.5      SEC Documents.................................................11
         3.6      Absence of Certain Changes....................................12
         3.7      Brokerage and Finder's Fees...................................12
         3.8      State Takeover Laws...........................................12
         3.9      REIT Status...................................................12

ARTICLE IV                 REPRESENTATIONS AND WARRANTIES OF MIGRA..............12
         4.1      Organization and Standing.....................................12
         4.2      Subsidiaries..................................................13
         4.3      Corporate Power and Authority.................................15
         4.4      Capitalization................................................15
         4.5      Conflicts; Consents and Approvals.............................16
         4.6      Absence of Certain Changes....................................16
         4.7      Officers, Employees and Compensation..........................18
         4.8      Financial Statements..........................................18
         4.9      Taxes.........................................................19
         4.10     Compliance with Law...........................................20
         4.11     Intellectual Property.........................................21
         4.12     Title to and Condition of Properties..........................21

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                                                                               PAGE
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
         4.13     Investment Advisor............................................24
         4.14     Litigation....................................................28
         4.15     Brokerage and Finder's Fees; Expenses.........................28
         4.16     Employee Benefit Plans........................................29
         4.17     Contracts.....................................................32
         4.18     [INTENTIONALLY OMITTED.]......................................32
         4.19     Labor Matters.................................................32
         4.20     Undisclosed Liabilities.......................................32
         4.21     Operation of MIGRA's Business; Relationships..................33
         4.22     Environmental Matters.........................................33
         4.23     FBCA and State Takeover Laws..................................34
         4.24     Insurance.....................................................34
         4.25     Books of Account; Records.....................................34
         4.26     Rights to Disposition Fees....................................34

ARTICLE V                  COVENANTS OF THE PARTIES.............................34
         5.1      Mutual Covenants..............................................34
         5.2      Covenants of AERC.............................................36
         5.3      Covenants of MIGRA............................................38
         5.4      Covenants of MIGRA Stockholders...............................42
         5.5      Covenants of Mr. Wright.......................................44

ARTICLE VI                 CONDITIONS...........................................44
         6.1      Mutual Conditions.............................................44
         6.2      Conditions to Obligations of MIGRA............................44
         6.3      Conditions to Obligations of AERC.............................45

ARTICLE VII                TERMINATION AND AMENDMENT............................47
         7.1      Termination...................................................47
         7.2      Effect of Termination.........................................48
         7.3      Amendment.....................................................49
         7.4      Extension; Waiver.............................................49

ARTICLE VIII               INDEMNIFICATION......................................49
         8.1      Survival of Representations, Warranties and Agreements........49
         8.2      Indemnification...............................................50
         8.3      Limitations on Indemnification................................51
         8.4      Procedure for Indemnification with Respect to Third Party ....53
         8.5      Procedure For Indemnification with Respect to Non-Third Party
                    Claims......................................................54
         8.6      Termination of MIGRA's Warranties.............................55
         8.7      Sole Remedies.................................................55

ARTICLE IX                 MISCELLANEOUS........................................55
         9.1      Notices.......................................................55

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                                                                               PAGE
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
         9.2      Interpretation................................................56
         9.3      Counterparts..................................................56
         9.4      Entire Agreement..............................................57
         9.5      Third Party Beneficiaries.....................................56
         9.6      Governing Law.................................................57
         9.7      Consent to Jurisdiction; Venue................................57
         9.8      Specific Performance..........................................57
         9.9      Assignment....................................................58
         9.10     Expenses......................................................58

Exhibit A  -      Properties
Exhibit A-1-      Development Properties
Exhibit B  -      Form of Opinion of AERC Counsel
Exhibit C  -      Form of Opinion of MIGRA's Counsel
Exhibit D  -      Form of Non-Competition Agreement
Exhibit E  -      Form of Employment Agreement
Exhibit F  -      Description of E Units

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            SECOND AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER


                  This Second Amended and Restated Agreement and Plan of Merger (this "Agreement") is made and entered into as of the _____ day of March, 1998, by and among Associated Estates Realty Corporation, an Ohio corporation ("AERC"), MIG Realty Advisors, Inc., a Florida corporation ("MIGRA"), and certain of the holders of the issued and outstanding shares of MIGRA's capital stock (such holders herein referred to as the "MIGRA Stockholders"), to amend and restate the Agreement and Plan of Merger, dated as of November 5, 1997, as amended and restated as of January 24, 1998 among AERC, MIGRA and the MIGRA Stockholders.


                             PRELIMINARY STATEMENTS

                  A. AERC desires to acquire the real estate acquisition, development and management business and other businesses operated by MIGRA and the interests owned by MIGRA, the MIGRA Stockholders in other MIGRA Companies (as defined in Section 4.5) and/or the real property owned thereby through the merger of MIGRA with and into AERC, with AERC as the surviving corporation (the "Merger"), pursuant to which each share of MIGRA Common Stock (as defined in
Section 4.4) outstanding at the Effective Time (as defined in Section 1.2) ("MIGRA Conversion Stock") will be converted into the right to receive AERC Common Shares (as defined in Section 2.1), as more fully provided herein.

                  B. Immediately after the Effective Time, the MIGRA Stockholders shall agree to pay when due all obligations, contingent or otherwise, of MIGRA or any affiliate arising from or in connection with (i) the purchase of the interest in MIGRA of Edwin B. Wayman ("Wayman"), (ii) any deferred compensation arrangements for the benefit of Wayman, (iii) the purchase of the interest of PF Funds, Inc. in MIG Ltd. (as hereinafter defined); (iv) the liabilities identified on Schedule A attached hereto, and (v) the purchase price adjustments more fully described in Section 5.4 (collectively, the "MIGRA Stockholders Fixed Liabilities").

                  C. Immediately after the consummation of the Merger, AERC will convey to (i) Associated Estates Management Company, an Ohio corporation and affiliate of AERC ("AEMC"), and (ii) MIG Realty, Inc., a newly formed affiliate of AERC ("MRI"), certain of the assets, contract rights and other rights and properties theretofore owned by MIGRA (the "Spinoff Transfer").

                  D. MIGRA desires to combine its real estate acquisition, development and management business and other businesses with the real estate businesses operated by AERC and for the holders of shares of MIGRA Conversion Stock to have a continuing equity interest in the combined AERC/MIGRA businesses.

                  E. The parties intend that the Merger constitute a tax-free "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

                  NOW, THEREFORE, in consideration of these premises and the mutual and dependent promises hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the Florida Business Corporation Act (the "FBCA") and Chapter 1701 of the Ohio Revised Code (the "ORC"), MIGRA shall be merged with and into AERC following the satisfaction or waiver of the conditions set forth in Article VI, and the separate corporate existence of MIGRA shall thereupon cease. AERC shall continue its existence under the laws of the State of Ohio. In its capacity as the corporation surviving the Merger, AERC is hereinafter sometimes referred to as the "Surviving Corporation."

                  1.2 Effective Time and Closing. The Merger shall be consummated by (i) filing with the Secretary of State of the State of Ohio (the "Ohio Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with Section 1701.81 of the ORC and (ii) filing with the Department of State of the State of Florida (the "Florida Department of State") articles of merger (the "Articles of Merger") in such form as is required by and executed in accordance with Section
607.1105 of the FBCA. The Merger shall become effective on the date and at the time when the Certificate of Merger and the Articles of Merger have been filed with, and accepted by, the Ohio Secretary of State and the Florida Department of State, respectively, or at such later time as shall be specified in the Certificate of Merger (the "Effective Time"). Prior to the filing referred to in this Section 1.2, a closing (the "Closing") shall be held at the offices of Baker & Hostetler LLP, 3200 National City Center, 1900 East Ninth Street, Cleveland 44114, or such other place as the parties may agree, on the fifth business day immediately following the day on which the last of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement or at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

                  1.3 Effects of the Merger. The Merger shall have the effects of the applicable provisions of the FBCA and the ORC.

                  1.4 Articles of Incorporation and Bylaws. The Certificate of Merger and the Articles of Merger shall provide that at the Effective Time (i) the Articles of Incorporation of the Surviving Corporation as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of AERC, and (ii) the Code of Regulations of AERC in effect immediately prior to the Effective Time shall be the Code of Regulations of the Surviving Corporation; in each case until amended in accordance with applicable law.

                  1.5 Directors and Officers. Immediately after the Effective Time, the officers and directors of the Surviving Corporation shall be the officers and directors identified on Schedule 1.5, until their respective successors are duly elected and qualified. On the Closing


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Date, MIGRA shall deliver to AERC evidence satisfactory to AERC of the resignations of the officers and directors of MIGRA, such resignations to be effective as of the Effective Time.

                  1.6 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are reasonably necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of MIGRA, or (b) otherwise carry out the provisions of this Agreement, MIGRA shall execute and deliver all such deeds, assignments or assurances in law and shall take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of MIGRA or otherwise to take any and all such action.


                                   ARTICLE II

                            CONVERSION OF SECURITIES

                  2.1 Conversion of Capital Stock. By virtue of the Merger and without any action on the part of AERC or MIGRA, the following securities will be converted in the manner set forth below:

                  (a) At the Effective Time, each share of capital stock, without par value, of AERC issued and outstanding immediately prior to the Effective Time, but after the conversion described in Section 2.1(b), shall be converted into one share of common stock, without par value ("AERC Common Shares"), of the Surviving Corporation.

                  (b) Subject to the provisions of Section 2.4, at the Effective Time, the MIGRA Conversion Stock shall be converted into and represent
         (i) a number of AERC Common Shares equal to the quotient obtained by dividing (A) $9,648,573 by (B) the Average Share Price (as hereinafter defined) and (ii) the right to receive the AERC Common Shares hereinafter described in this Section 2.1 (the "Conversion Rights"), all as allocated to the MIGRA Stockholders on Schedule 2.1.

                  (c) Subject to the provisions of Sections 2.1(h), 2.4 and 5.4, on the later of the first anniversary date of the Effective Time or the date on which the conditions set forth in Section 2.1(h) are satisfied (the "Second Issuance Date"), the holders of the Conversion Rights shall receive a number of AERC Common Shares equal to the quotient obtained by dividing (A) $689,037 by (B) the Average Share Price, all as allocated to the MIGRA Stockholders on Schedule 2.1.

                  (d) Subject to the provisions of Sections 2.1(i), 2.4 and 5.4, on the later of the second anniversary date of the Effective Time or the date on which the conditions set forth in Section 2.1(i) are satisfied (the "Third Issuance Date"), the holders of the Conversion Rights shall receive a number of AERC Common Shares equal to the quotient obtained by dividing (A) $3,959,537 by (B) the Average Share Price.


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




                  (e) Subject to the provisions of Sections 2.1(h), 2.4, 2.5 and 5.4, on the Second Issuance Date, the holders of the Conversion Rights shall receive a number of AERC Common Shares equal to the quotient obtained by dividing (A) $2,408,000 by (B) the average closing prices of the AERC Common Shares for the twenty (20) Trading Days (as defined in Section 2.2) immediately preceding the Second Issuance Date, all as allocated to the MIGRA Stockholders on Schedule 2.1.

                  (f) Subject to the provisions of Sections 2.1(i), 2.4, 2.5 and 5.4, on the Third Issuance Date, the holders of the Conversion Rights shall receive a number of AERC Common Shares equal to the quotient obtained by dividing (A) $2,408,000 by (B) the average closing prices of the AERC Common Shares for the twenty (20) Trading Days immediately preceding the Third Issuance Date, all as allocated to the MIGRA Stockholders on Schedule 2.1.

                  (g) At the Effective Time, each share of capital stock of MIGRA held in treasury shall be cancelled and retired and no payment shall be made in respect thereof.

                  (h) The obligation of AERC to issue AERC Common Shares pursuant to Sections 2.1(c) and (e) shall be conditioned on the occurrence of both of the following: (i) the issuance of a final certificate of occupancy for the so-called Windsor Pines property and
         (ii) the MIGRA Stockholders' submission to AERC of multifamily property acquisition opportunities with an aggregate gross asset value of at least $50,000,000 and an average yield of at least 85% of the average pro forma yield of the properties to be acquired by AERC contemporaneously with the Closing to satisfy the condition set forth in Section 6.3(e)(ii) (the "Initial Properties"). For purposes of this Agreement "gross asset value" means the most recent appraisal value, as determined by "CB Commercial Properties," with respect to the Initial Properties, and with respect to subsequent properties presented for acquisition, the fair market value thereof as determined by the agreed upon purchase price or appraised value, as the case may be; and "yield" means the ratio of (A) the sum of net operating income, amortization and depreciation to (B) the gross asset value.

                  (i) The obligation of AERC to issue AERC Common Shares pursuant to Sections 2.1(d) and (f) shall be conditioned on the occurrence of both of the following: (i) the issuance of a final certificate of occupancy for the so-called Kirkman property; and (ii) the MIGRA Stockholders' submission to AERC of multifamily property acquisition opportunities in addition to those described in Section 2.1(h)(ii) with an aggregate gross asset value of at least $50,000,000 and an average yield of at least 85% of the average pro forma yield of the Initial Properties.

                  For purposes of Sections 2.1(h) and (i), the average pro forma yield of the Initial Properties will be agreed upon by and between AERC and the MIGRA Stockholders and set forth in writing on or before the Closing.



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                  2.2      Shares; Share Prices; Fractional Shares.

                  (a) For purposes hereof, "Average Share Price" shall mean $23.63 (the average closing prices of the AERC Common Shares for the twenty (20) Trading Days immediately preceding November 5, 1997. For purposes of this Agreement, "Trading Days" shall mean each day that AERC Common Shares have been traded on the New York Stock Exchange. For purposes of this Agreement, the "Purchase Price" shall mean $19,113,147, as the same may be adjusted pursuant to Sections 2.4, 2.5 and 5.4.

                  (b) No certificates for fractional AERC Common Shares shall be issued as a result of the conversion provided for in Section 2.1. To the extent that an outstanding share (or fraction thereof) of MIGRA Conversion Stock would otherwise have become a fractional AERC Common Share, the holder thereof, upon delivery of such fractional interest represented by an appropriate certificate, shall be entitled to receive a cash payment therefor in an amount equal to (i) with respect to the Closing, the Average Share Price of such fractional interest, and (ii) with respect to the Second Issuance Date and the Third Issuance Date, the relevant closing price of the AERC Common Shares on the applicable Trading Day relating thereto. Such payment with respect to fractional shares is merely intended to provide a mechanical rounding off of, and is not a separately bargained for, consideration. If more than one certificate representing shares of MIGRA Conversion Stock shall be surrendered for the account of the same holder, the number of AERC Common Shares for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered. In the event that prior to the Effective Time, the Second Issuance Date or the Third Issuance Date, as the case may be, AERC shall declare a stock dividend or other distribution payable in AERC Common Shares or securities convertible into, or exchangeable for, AERC Common Shares, or effect a stock split, reclassification, combination or other change with respect to AERC Common Shares, the calculations set forth in this Section 2.2 shall be correspondingly adjusted to reflect such dividend, distribution, stock split, reclassification, combination or other change.

                  (c) In the event any certificate representing shares of MIGRA Common Stock shall have been lost, stolen or destroyed, upon receipt of appropriate evidence (which may consist of an affidavit) as to such loss, theft or destruction and to the ownership of any such certificate by the person claiming any such certificate to be lost, stolen or destroyed, and the receipt by AERC of reasonably appropriate and customary indemnification (which may include the posting of a bond or similar security), AERC shall cause to be issued in exchange for any such lost, stolen or destroyed certificate, the applicable number of AERC Common Shares and the fractional share payment, if any, deliverable in respect thereof as determined in accordance with Section
         2.1 and this Section 2.2.

                  2.3 Exchange of Certificates. At the Closing, AERC shall deliver to the MIGRA Stockholders certificates representing AERC Common Shares issuable pursuant to Section 2.1(b)(i) plus payment for any fractional shares as provided in Section 2.2(b), and the MIGRA Stockholders shall deliver to AERC certificates representing all shares of MIGRA Conversion Stock. On the Second Issuance Date, AERC shall deliver to the MIGRA


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Stockholders certificates representing AERC Common Shares issuable pursuant to
Sections 2.1(c) and 2.1(e) plus payment for any fractional shares as provided in
Section 2.2(b). On the Third Issuance Date, AERC shall deliver to the MIGRA Stockholders certificates representing AERC Common Shares issuable pursuant to Sections 2.1(d) and 2.1(f) plus payment for any fractional shares as provided in
Section 2.2(b).

                  2.4      Purchase Price Adjustment

                  (a) Management and Other Contract Purchase Price Adjustment. If on or before the 90th day after the Closing Date (the "Adjustment Period")
(a) all of the entities which are parties with a MIGRA Company and/or any affiliate thereof under a mortgage servicing, advisory and/or asset and property management agreement ("Relevant Contracts") and scheduled to pay the $8,301,077 of fees on Schedule 2.4(a) under the Relevant Contracts have not (i) consented in writing to the assignment to the Surviving Corporation, MRI or AEMC, as the case may be, of the obligations of the applicable MIGRA Company and/or affiliates thereof under all Relevant Contracts, as the case may be, on terms no less favorable than presently existing or (ii) entered into a new contract with the Surviving Corporation, MRI or AEMC, as the case may be, with respect to the obligations of the applicable MIGRA Company and/or affiliates thereof, which new contract is on terms no less favorable than presently existing ("New Relevant Contracts"), or (b) AERC does not actually acquire all of the properties listed on Exhibit A (the "Relevant Properties") (as to which (i) no such consent to assignment of the associated Relevant Contract is obtained or (ii) no New Relevant Contract is entered into) pursuant to the terms of the applicable purchase agreements entered into between AERC and/or one of its affiliates and the applicable seller (the "Applicable Purchase Agreement") prior to the end of the Adjustment Period, then the Purchase Price will be adjusted as follows:

(i)               The Purchase Price will be increased by:

                  (x) One percent of the aggregate purchase price, as reflected in the Applicable Purchase Agreement and treating any assumed mortgage indebtedness as part of the purchase price, for other properties identified by MIGRA which are not listed on Schedule 2.4(c) hereto (including the properties currently owned by the Pennsylvania Public School Employees Retirement System listed on Schedule 2.4(b) hereto (the "PPSERS Properties")) which are actually acquired by AERC pursuant to the terms of an Applicable Purchase Agreement entered into during the Adjustment Period; plus,

                  (y) One times the annualized fees of any new asset or property management contracts or mortgage servicing contracts related to properties identified by MIGRA (but which are not listed on Schedule 2.4(a) hereto) which are entered into during the Adjustment Period; plus,

                  (z) The lesser of (i) one half of one percent of the aggregate purchase price, as reflected in the Applicable Purchase Agreements and treating any assumed mortgage indebtedness as part of the purchase price, for any of the PPSERS Properties which are actually acquired by AERC pursuant to the terms of an Applicable Purchase Agreement entered into during the


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                           Adjustment Period, or (ii) 2.18 times the excess of
                           the Fee Shortfall (as hereinafter defined) over $1,245,162,(which amount is 15% of the total fees scheduled to be paid on Schedule 2.4(a)).

(ii)     The Purchase Price will be decreased:

                  (x) By an amount equal to the aggregate amount of the annualized asset and property management fees, advisory fees and mortgage servicing fees payable with respect to each Relevant Contract for which neither such consent to the assignment nor New Relevant Contract has been obtained prior to the end of the Adjustment Period or for those Relevant Contracts for which a consent to assignment has not been obtained or a New Relevant Contract has not been obtained and which relate to a Relevant Property, which Relevant Property is not actually acquired by AERC pursuant to the terms of an Applicable Purchase Contract entered into prior to the end of the Adjustment Period (the "Fee Shortfall"); plus,

                  (y) An amount equal to the product of (A) 2.18 times (B) the excess of the Fee Shortfall over $1,245,162.

(iii) However, in no event shall the amount of the increase described in clause (i) exceed the amount of the decrease described in clause (ii).

Any decrease in the Purchase Price as a result of any such adjustment will be reflected as a reduction in the payment to be made pursuant to Section 2.1(c) and, if necessary, Section 2.1(d) and if further necessary, Section 2.1(b)(i); provided that if at the Closing Date, there is a potential reduction in the payment to be made pursuant to Section 2.1(b)(i) by reason of the foregoing, the amount of such potential reduction shall be held back by AERC until the last day of the Adjustment Period at which time the amount, if any, of the actual reduction required under this Section 2.4 shall be determined. If the amount of the hold back is greater than such actual reduction amount, then the balance of the amount held back, together with any dividends accrued and paid on the released AERC Shares from the Closing Date, will be released by AERC. In addition, in the event that the Purchase Price decrease exceeds the aggregate of the amounts in Sections 2.1(b), (c) and (d) as adjusted by Section 2.4(b) hereof, such excess shall be paid in immediately available funds by the MIGRA Stockholders to AERC contemporaneously with the closing of AERC's direct or indirect acquisition of the so-called Windsor Pines property; provided however, that the MIGRA Stockholders, as a group and not on an individual basis, may elect to reduce the amount of E Units (as defined in Exhibit F) to be received pursuant to the Windsor Pines closing in lieu of making a cash payment to AERC with respect to the excess Purchase Price decrease. For the purposes of this Agreement, the value of an E Unit shall be deemed equal to the Average Share Price of an AERC Common Share.

                  (b)  Property Purchase Price Adjustment.

For purposes of this Section 2.4(b), the "Value" of a property shall mean the appraised value of such property as set forth on Exhibit A.



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



         (i) If on or before July 27, 1998, AERC closes on the acquisition of properties indicated on Exhibit A (other than the properties previously owned by subsidiaries of MIG Residential Trust (the "MRT Properties," which include Cypress Shores, The Falls and Reflections) and the properties owned by subsidiaries of MIG Residential Trust, Inc. (the "MIG REIT Properties," which include 20th and Campbell, Annen Woods, Desert Oasis, Hampton Point, Fleetwood, Morgan Place, Peachtree and Windsor Falls)), the Purchase Price shall be increased by an amount determined by the following formula, but not to exceed the sum of (i) $4,777,853 plus (ii) the amount of the decrease, if any, as a result of Section 2,4(b)(ii):

($32,500,000) multiplied by (1-(the Value of properties acquired divided by 184,000,000))

                  Any adjustments pursuant to this subparagraph (i) will be applied as follows:

         (A) 50% of such adjustments will be applied to increase the amount referred to in Section 2.1(b)(i);
         (B) 25% of such increase (x) will be first applied to offset the decrease, if any, resulting from Section 2.4(b)(ii)(B), and
                  (y) will then be applied to increase the amounts payable under
                  Section 2.1(c); and
         (C) 25% of such increase (x) will be applied to offset the decrease,if any, resulting from Section 2.4(b)(ii)(C), and (y) will then be applied to increase the amounts payable under
                  Section 2.1(d).

         (ii) If on or before July 27, 1998, AERC does not close on the acquisition of any of the MIG REIT Properties the Purchase Price shall be reduced by an amount determined by the following formula:

($32,500,000) multiplied by (1-(the Value of properties not acquired divided by 184,000,000))

                  Any adjustments pursuant to this subparagraph (ii) will be applied as follows:

         (A) 50% of such adjustment will be applied to reduce the amount referred to in 2.1(b);

         (B) 25% first to reduce the amount referred to in 2.1(c), and if necessary 2.1(e); and,

         (C) 25% first to reduce the amount referred to in 2.1(d), and if necessary 2.1(f).

         (iii) Any closing hereof without all of the MIG REIT Properties shall require the prior written consent of MIGRA in its sole discretion.

                  (c) Limitation on Adjustments. Notwithstanding the above, in no event shall the payment to be made pursuant to Section 2.1(b)(i) be reduced pursuant to Section 2.4(a) or (b) to an amount less than 50% of the adjusted aggregate Purchase Price, as decreased pursuant to Section 2.4(a) or as increased or decreased pursuant to Section 2.4(b), and the parties shall reduce the payment to be made pursuant to Section 2.1(e) and, if necessary, Section 2.1(f) so as to provide that the aggregate payments made hereunder will not exceed the Purchase Price as adjusted hereunder. In no event shall the percentage of the Purchase Price paid pursuant to Section 2.1(b)(i) be less than 50% of the aggregate Purchase Price required to be paid hereunder.

                  2.5 Disposition Fees. The amount of $2,316,000 and $2,500,000 set forth in each of Sections 2.1(e) and 2.1(f), respectively, shall be reduced by 50% of the aggregate present value of the disposition and incentive fees described in Schedule 2.5 which relate to properties which are neither sold to AERC or whose owners have not consented to assignment to the Surviving Corporation, MRI or AEMC, as the case may be, of the obligations of the applicable MIGRA Company and/or affiliate as described in Section 2.4 on or before the end of the Adjustment Period, such present value to be determined as set forth in Schedule 2.5.


                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF AERC

                  In order to induce MIGRA and the MIGRA Stockholders to enter into this Agreement, AERC hereby represents and warrants to MIGRA and to the MIGRA Stockholders that the statements contained in this Article III are true, correct and complete.

                  3.1 Organization and Standing. AERC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Ohio with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. AERC is duly qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined in Section 9.2). AERC is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation and Code of Regulations, in each case as in effect on the date hereof (the "AERC Articles" and the "AERC Bylaws," respectively). AERC has heretofore furnished to MIGRA and the MIGRA Stockholders a complete and correct copy of the AERC Articles and AERC Bylaws.

                  3.2 Corporate Power and Authority. AERC has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Except for shareholder approval, the AERC Common Shares issuable pursuant to the Merger and the other transactions contemplated by this Agreement (the "AERC Shareholder Approval"), the execution by AERC of this Agreement and the consummation by AERC of the transactions contemplated hereby (including the issuance of the AERC Common Shares pursuant to the Merger) have been duly authorized by all requisite corporate action on the part of AERC, including any approvals required by the AERC Articles and the AERC Bylaws and the approval by unanimous vote or consent of the Board of Directors of AERC (the "AERC Board Recommendation"). This Agreement constitutes, and the other documents and instruments to be delivered by AERC pursuant hereto when delivered will constitute, the legal, valid and binding obligations of AERC, enforceable against AERC in accordance with their respective terms.

                  3.3      Capitalization of AERC.

                  (a) As of September 30, 1997, AERC's authorized capital stock consisted solely of (a) 41,000,000 AERC Common Shares, of which (i) 17,072,436 shares were issued and outstanding, and (ii) 1,963,083 shares were reserved for issuance upon the exercise or conversion of options, warrants or convertible securities granted or issuable by AERC, (b) 3,000,000 Class A Cumulative Preferred Shares, without par value, of which 225,000 9 3/4% Class A Cumulative Redeemable Preferred Shares ($250 liquidation preference per share) were issued and outstanding, (c) 3,000,000 Class B Cumulative Preferred Shares, without par value, of which none were issued and outstanding, and (d) 3,000,000 Noncumulative Preferred Shares, without par value, of which none were issued and outstanding. Each outstanding share of AERC capital stock is duly authorized and validly issued, fully paid and nonassessable, has not been issued in violation of any preemptive or similar rights and has been issued in compliance with all federal and state securities laws and the rules of the New York Stock Exchange (the "NYSE"). The AERC Common Shares to be issued pursuant to this Agreement have been duly authorized for issuance and when issued and delivered by AERC in accordance with the provisions of this Agreement will be validly issued, fully paid and non-assessable and will be issued free and clear of any liens, security interests or other encumbrances of any kind whatsoever, other than those imposed by securities laws or which are contemplated by Section 5.4. The AERC Common Shares issued under this Agreement will not be subject to any preemptive or similar rights. Assuming that the representations, warranties and covenants of the MIGRA Stockholders set forth in the letters described in 6.3(j) shall be true and complete, the AERC Common Shares to be issued pursuant to this Agreement will be issued in compliance with all federal and state securities laws and, if AERC is informed by the NYSE that AERC Shareholder Approval shall have been obtained, the AERC Common Shares to be issued pursuant to this Agreement will be issued in compliance with the rules of the NYSE.

                  3.4 Conflicts; Consents and Approvals. Neither the execution and delivery by AERC of this Agreement nor the consummation by AERC of the transactions contemplated by this Agreement will:

                  (a) conflict with or result in a breach of any provisions of the AERC Articles or AERC Bylaws;

                  (b) result in a breach or violation of, a default under, or the triggering of any payment or other material obligations pursuant to, or accelerate vesting under, any of AERC's stock option plans, or any grant or award under any of the foregoing;

                  (c) except for AERC's Credit Agreement with National City Bank, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or otherwise, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any material lien, security interest, charge or encumbrance upon, any of the properties of AERC or any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, contract, undertaking, agreement, lease or other instrument, or obligation to which AERC is a party;

                  (d) violate any order, writ, injunction, or decree applicable to AERC or, to the actual knowledge of AERC, any statute, rule or regulation applicable to AERC; or

                  (e) require any action, consent, approval or authorization of, review by, or declaration, filing or registration with, any third party or any governmental authority, whether federal, state or local (a "Governmental Authority"), other than (i) actions as may be required by the Hart-Scott-Rodino Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (ii) action to be taken with respect to federal and state securities laws, (iii) the filing of the Certificate of Merger with the Ohio Secretary of State,
         (iv) the consent of National City Bank, and (v) AERC Stockholder Approval;

except (i) in the case of clause (c) or (e) for any of the foregoing that are set forth in Section 3.4 of the AERC Disclosure Schedule, (ii) in the case of clauses (b) through (e) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on AERC and (iii) in the case of clause (e), for any of the foregoing which have been or will be obtained prior to the Closing.

                  3.5 SEC Documents. AERC has filed all required forms, reports and documents with the Securities and Exchange Commission ("SEC") required to be filed by it pursuant to the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, all of which have complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, respectively, and such rules and regulations. AERC has previously furnished to MIGRA for delivery to the MIGRA Stockholders, copies of all such forms, reports and documents filed by AERC with the SEC since January 1, 1994 (hereafter collectively referred to as the "Reports"). None of the Reports, including, without limitation, any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AERC included in the Reports complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, were prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis (except as otherwise noted in such financial statements) and present fairly in all material respects the financial position, results of operations, cash flows and changes in financial position of AERC and its consolidated subsidiaries as of the dates or the periods indicated, subject, in the case of unaudited interim consolidated financial statements, to normal year-end adjustments.

                  (c) The AERC Common Shares to be issued under this Agreement will be restricted shares within the meaning of the Securities Act.

                  3.6 Absence of Certain Changes. Since June 30, 1997, there has not been:

                  (a) (i) any change in the business, operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of AERC, or (ii) any occurrence, circumstance or combination thereof, in each case which has had a Material Adverse Effect on AERC; or

                  (b) any material change in AERC's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices.

                  3.7 Brokerage and Finder's Fees. Neither AERC nor any of its shareholders, directors, officers or employees has incurred, or will incur, on behalf of AERC, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                  3.8 State Takeover Laws. Prior to the date hereof, the Board of Directors of AERC has taken all action on the part of AERC, if any, necessary to exempt under or make not subject to any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the Merger and (ii) the other transactions contemplated hereby.

                  3.9 REIT Status. AERC has qualified to be taxed as a real estate investment trust pursuant to Section 856 through 860 of the Code for its taxable years ended December 31, 1993, through December 31, 1996, and AERC expects to so qualify for the fiscal year ending December 31, 1997.


                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF MIGRA

                  In order to induce AERC to enter into this Agreement, MIGRA and each of the MIGRA Stockholders, jointly and severally, hereby represent and warrant to AERC and AEMC that the statements contained in this Article IV are true, correct and complete.

                  4.1 Organization and Standing. MIGRA is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority (corporate and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. MIGRA is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.1 to the disclosure schedule delivered by MIGRA to AERC and dated the date hereof (the "MIGRA Disclosure Schedule"), is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign corporation in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on MIGRA. MIGRA is not in default in the performance, observance or fulfillment of any provision of its Articles of Incorporation, as amended and restated, or its Bylaws, in each case as in effect on the date hereof (the "MIGRA Articles" and the "MIGRA Bylaws," respectively). MIGRA has heretofore furnished to AERC a complete and correct copy of the MIGRA Articles and the MIGRA Bylaws.

                  4.2      Subsidiaries and Affiliates.

                  (a) MIGRA owns a 75% general partnership interest in Mortgage Investors Group, Ltd. ("MIG Ltd."). MIGRA owns its interest in MIG Ltd. free and clear of any pledge, mortgage, lien, charge or encumbrance of any kind whatsoever (except any encumbrances contained in the MIG Ltd. Partnership Documents, as defined below). MIG Ltd. is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Florida with full power and authority (partnership and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. MIG Ltd. is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the MIGRA Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign limited partnership in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on MIG Ltd. MIGRA is not in default in the performance, observance or fulfillment of any provision of MIG Ltd's Partnership Agreement or Partnership Certificate (the "MIG Ltd. Partnership Documents") nor, to its actual knowledge, is any other partner thereof. MIGRA has heretofore furnished to AERC a complete and correct copy of each of the MIG Ltd. Partnership Documents.

                  (b) MIGRA owns a 40% general partnership interest in Stonemark Investor Services, a general partnership ("Stonemark"). MIGRA owns its interest in Stonemark free and clear of any pledge, mortgage, lien, charge or encumbrance of any kind whatsoever (except any encumbrances contained in the Stonemark Partnership Documents, as defined below). Stonemark is a general partnership duly formed, validly existing and in good standing under the laws of the State of Florida with full power and authority (partnership and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Stonemark is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the MIGRA Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign general partnership in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Stonemark. MIGRA is not in default in the performance, observance or fulfillment of any provision of Stonemark's Partnership Agreement or Partnership Certificate (the "Stonemark Partnership Documents") nor, to its actual knowledge, is any other partner thereof. MIGRA has heretofore furnished to AERC a complete and correct copy of each of the Stonemark Partnership Documents.

                  (c) MIGRA owns a 1% general partnership interest in Mortgage Investors Fund I, a limited partnership ("MIF I"). MIGRA owns its interest in MIF I free and clear of any pledge, mortgage, lien, charge or encumbrance of any kind whatsoever (except any encumbrances contained in MIF I Partnership Documents, as defined below). MIF I is a limited partnership duly formed, validly existing and in good standing under the laws of the State of

Michigan with full power and authority (partnership and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. MIF I is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the MIGRA Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign limited partnership in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on MIF I. MIGRA is not in default in the performance, observance or fulfillment of any provision of MIF I's Partnership Agreement or Partnership Certificate (the "MIF I Partnership Documents") nor, to its actual knowledge, is any other partner thereof. MIGRA has heretofore furnished to AERC a complete and correct copy of each of the MIF I Partnership Documents.

                  (d) MIGRA owns a 1% general partnership interest in Mortgage Investors Fund II, a limited partnership ("MIF II"). MIGRA owns its interest in MIF II free and clear of any pledge, mortgage, lien, charge or encumbrance of any kind whatsoever (except any encumbrances contained in the MIF II Partnership Documents, as defined below). MIF II is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware with full power and authority (partnership and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. MIF II is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the MIGRA Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign general partnership in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on MIF II. MIGRA is not in default in the performance, observance or fulfillment of any provision of MIF II's Partnership Agreement or Partnership Certificate (the "MIF II Partnership Documents") nor, to its actual knowledge, is any other partner thereof. MIGRA has heretofore furnished to AERC a complete and correct copy of each of the MIF II Partnership Documents.

                  (e) MIGRA owns a 1% general partnership interest in Mortgage Investors Self Storage I, a limited partnership ("Storage"). MIGRA owns its interest in Storage free and clear of any pledge, mortgage, lien, charge or encumbrance of any kind whatsoever (except any encumbrances contained in the Storage Partnership Documents. Storage is a general partnership duly formed, validly existing and in good standing under the laws of the State of Florida with full power and authority (partnership and other) to own, lease, use and operate its properties and to conduct its business as and where now owned, leased, used, operated and conducted. Storage is duly qualified to do business and in good standing in each jurisdiction listed in Section 4.2 to the MIGRA Disclosure Schedule, is not qualified to do business in any other jurisdiction and neither the nature of the business conducted by it nor the property it owns, leases or operates requires it to qualify to do business as a foreign general partnership in any other jurisdiction, except where the failure to be so qualified or in good standing in such jurisdiction would not have a Material Adverse Effect on Storage. MIGRA is not in default in the performance, observance or fulfillment of any provision of Storage's Partnership Agreement or Partnership Certificate (the "Storage Partnership Documents") nor, to its actual knowledge, is any other partner thereof. MIGRA has heretofore furnished to AERC a complete and correct copy of each of the Storage Partnership Documents.

                  (f) Except as set forth in (a) through (e) above or Section
4.2 or Section 4.4 of the MIGRA Disclosure Schedule, (i) neither MIGRA nor MIG Ltd., Stonemark, MIF I, MIF II or Storage (such entities other than MIGRA sometimes referred to herein collectively as the "Ventures") owns, directly or indirectly, any equity or other ownership interest in any corporation, partnership, joint venture or other entity or enterprise, and neither MIGRA nor any of the Ventures is subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any entity, except to the extent MIGRA is so bound with respect to MIG Ltd. as provided in the MIG Ltd. Partnership Documents, and Stonemark, as provided in the Stonemark Partnership Documents, and Storage, as provided in the Storage Partnership Documents.

                  4.3 Corporate Power and Authority. MIGRA has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. Except for approval by the MIGRA Stockholders and Kathleen Gutin ("Gutin") in accordance with the FBCA and the MIGRA Articles and the MIGRA Bylaws, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIGRA, including unanimous approval by the Board of Directors of MIGRA (the "MIGRA Board Recommendation"). Notwithstanding the foregoing, MIGRA has all requisite power and authority to perform its obligations hereunder and to consummate the Merger. This Agreement has been duly executed and delivered by MIGRA and constitutes the legal, valid and binding obligation of MIGRA, enforceable against MIGRA in accordance with its terms.

                  4.4 Capitalization. As of September 30, 1997, MIGRA's authorized capital stock consisted solely of 100 shares of common stock, $1.00 par value per share ("MIGRA Common Stock"), of which (a) 85 shares were issued and outstanding and (b) 15 shares were issued and held in treasury. Each outstanding share of MIGRA capital stock is duly authorized and validly issued, fully paid and nonassessable, and has not been issued in violation of any pre-emptive or similar rights. Section 4.4 of the MIGRA Disclosure Schedule sets forth the following, as of the date hereof: (a) the number of shares of MIGRA Common Stock outstanding and (b) the liquidation preference for such shares, including accumulated and unpaid dividends. Other than as set forth in Section
4.4 to the MIGRA Disclosure Schedule, there are no outstanding subscriptions, options, warrants, puts, calls, agreements, understandings, claims or other commitments or rights of any type relating to the issuance, sale or transfer of any securities of MIGRA by MIGRA or, to the actual knowledge of MIGRA and each MIGRA Stockholder, any other person or entity, nor are there outstanding any securities which are convertible into or exchangeable for any shares of capital stock of MIGRA, and MIGRA has no obligation of any kind to issue any additional securities or to pay for securities of MIGRA or any predecessor. The issuance and sale of all of the shares of capital stock described in this Section 4.4 have been in compliance with federal and state securities laws. The MIGRA Disclosure Schedule accurately sets forth the names of, and the number of shares of, each class of MIGRA capital stock. Except as set forth in Section 4.4 to the MIGRA Disclosure Schedule, MIGRA has not agreed to register any securities under the Securities Act or under any state securities law or granted registration rights to any person or entity. Section
4.4 of the MIGRA Disclosure Schedule sets forth the equity structure of the Ventures.

                  4.5 Conflicts; Consents and Approvals. Neither the execution and delivery of this Agreement by MIGRA nor the consummation of the transactions contemplated hereby will:

                  (a) conflict with, or result in a breach of any provision of, the MIGRA Articles or the MIGRA Bylaws;

                  (b) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice, the passage of time or otherwise, would constitute a default) under, or entitle any party (with the giving of notice, the passage of time or otherwise) to terminate, accelerate, modify or call a default under, or result in the creation of any material lien, security interest, charge or encumbrance upon any of the properties or assets of MIGRA or the Ventures (collectively, the "MIGRA Companies") under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, contract, undertaking, agreement, lease or other instrument or obligation to which it is a party;

                  (c) violate any order, writ, injunction or decree, or, to the actual knowledge of MIGRA and each MIGRA Stockholder, any statute, rule or regulations applicable to the MIGRA Companies; or

                  (d) require any action, consent, approval or authorization of, or review by, or declaration, registration or filing by any of the MIGRA Companies with, any third party or any Governmental Authority, other than actions as may be required by the HSR Act, actions to be taken with respect to federal and state securities laws, the filing of the Certificate of Merger with the Ohio Secretary of State and the Articles of Merger with the Florida Department of State and the approval of the stockholders of MIGRA (other than the MIGRA Stockholders);

except (i) in the case of clause (b) or (d) for any of the foregoing that are set forth in Section 4.5 of the MIGRA Disclosure Schedule, (ii) in the case of clauses (b) through (d) for any of the foregoing that would not, individually or in the aggregate, have a Material Adverse Effect on the MIGRA Companies taken as a whole and (iii) in the case of clause (d), for any of the forgoing which have been or will be obtained prior to the Closing.

                  4.6 Absence of Certain Changes.

                  Except as expressly provided for or permitted under Section 5.3(a) of this Agreement, or as set forth in Section 4.6 to the MIGRA Disclosure Schedule, since December 31, 1996, there has not been:

                  (a) (i) Any change in the business, operations, assets, properties, customer base, prospects, rights or condition (financial or otherwise) of the MIGRA Companies or (ii) any occurrence, circumstance, or combination thereof which has had or which reasonably could be expected to result in a Material Adverse Effect on the MIGRA Companies taken as a whole.

                  (b) Any declaration, setting aside or payment of any dividend or any distribution (in cash or in kind) to any stockholder of MIGRA, or any direct or indirect redemption, purchase or other acquisition by MIGRA of any of its capital stock or issuance by MIGRA of any options, warrants, rights or agreements to purchase or acquire such stock;

                  (c) Any transaction entered into or carried out by a MIGRA Company involving a payment, individually or in the aggregate, in excess of $100,000 other than in the ordinary and usual course of business consistent with past practices;

                  (d) Any borrowing of, or agreement to borrow, funds by a MIGRA Company, any incurring by a MIGRA Company of any other liability (contingent or otherwise), except liabilities incurred in the usual and ordinary course of its business (consistent with past practices), or any endorsement, assumption or guarantee of payment or performance of any loan or obligation of any other person by a MIGRA Company;

                  (e) Any material change in a MIGRA Company's method of doing business or any change in its accounting principles or practices or its method of application of such principles or practices;

                  (f) Any mortgage, pledge, lien, security interest, hypothecation, charge or other encumbrance imposed or agreed to be imposed on or with respect to the property or assets of a MIGRA Company;

                  (g) Any sale, lease or other disposition of, or any agreement to sell, lease or otherwise dispose of, any of the properties or assets of a MIGRA Company, other than sales in the usual and ordinary course of business for fair equivalent value to persons other than directors, officers, stockholders, partners, or other affiliates of a MIGRA Company;

                  (h) Any purchase of or any agreement to purchase assets (other than purchases in the ordinary course of business consistent with past practices) for an amount in excess of $50,000 for any one purchase or $100,000 for all such purchases made by the MIGRA Companies collectively or any lease or any agreement to lease, as lessee, any capital assets with payments over the term thereof to be made by the MIGRA Companies collectively exceeding an aggregate of $100,000;

                  (i) Any loan or advance made by a MIGRA Company to any person which remains unpaid or will be unpaid as of Closing;

                  (j) Any modification, waiver, change, amendment, release, rescission or termination of, or accord and satisfaction with respect to, any material term, condition or provision of any Contract (as defined in Section 4.17) to which a MIGRA Company is a party, or notice thereof received by a MIGRA Company, other than any satisfaction by performance in accordance with the terms thereof in the usual and ordinary course of business; or

                  (k) Any labor dispute or disturbance materially and adversely affecting the business operations or condition (financial or otherwise) of a MIGRA Company, including without limitation the filing of any petition or charge of unfair labor practice with any governmental or regulatory authority, efforts to effect a union representation election, actual or threatened employee strike, work stoppage or slow down.

                  4.7 Officers, Employees and Compensation. Section 4.7 to the MIGRA Disclosure Schedule sets forth the names of all directors, officers and employees of the MIGRA Companies, the total salary, bonus, fringe benefits and perquisites each received from the MIGRA Companies in the year ended December 31, 1996, and any changes to the foregoing which have occurred subsequent to December 31, 1996. Except as disclosed in Section 4.7 to the MIGRA Disclosure Schedule, there are no other forms of compensation paid to any such director, officer or employee of the MIGRA Companies. Except as disclosed in Section 4.7 to the MIGRA Disclosure Schedule, the amounts accrued on the books and records of the MIGRA Companies for vacation pay, sick pay, and all commissions and other fees payable to agents, salesmen and representatives will be adequate to cover liabilities for all such items. Except as set forth in Section 4.7 to the MIGRA Disclosure Schedule, no MIGRA Company has become obligated, directly or indirectly, to any stockholder, director or officer of MIGRA or partner of a Venture or any person related to such person by blood or marriage, except for current liability for such compensation. Except as set forth in Section 4.7 to the MIGRA Disclosure Schedule, to the actual knowledge of MIGRA and each MIGRA Stockholder, no stockholder, director, officer, agent or employee of the MIGRA Companies or any person related to such person by blood or marriage holds any position or office with or has any material financial interest, direct or indirect, in any supplier, customer or account of, or other outside business which has material transactions with, the MIGRA Companies. To the actual knowledge of MIGRA and each MIGRA Stockholder, except as set forth in Schedule 4.7, no MIGRA Company has an agreement or understanding with any stockholder, director, officer, partner, employee or representative thereof which would influence any such person not to become associated with AERC from and after the Closing or from serving the MIGRA Companies after the Closing in a capacity similar to the capacity presently held.

                  4.8 Financial Statements.

                  (a) MIGRA has furnished to AERC the balance sheet of MIGRA and the consolidated MIGRA Companies (MIG Ltd. and Stonemark) as of December 31, 1996, and the related statements of income, changes in stockholders' equity, and cash flows for the fiscal year then ended, including, in each case, the related notes (collectively, the "Audited Statements"), which are accompanied by the unqualified audit report of Ernst & Young LLP. The Audited Statements, which have been initialed for identification by the president of MIGRA, have been prepared from and are in accordance with the books and records of the MIGRA and the consolidated MIGRA Companies, and have been prepared in conformity with GAAP applied on a consistent basis, and fairly present in all material respects the financial condition of such companies as of the date stated and the results of operations for the period then ended in accordance with such practices.

                  (b) When delivered in accordance with Section 5.3(d), each balance sheet for MIGRA and the consolidated MIGRA Companies as of its date and the related statements of income, changes in stockholders' equity, and cash flows for the period beginning January 1, 1997 and then ended, including the related notes (the "Interim Statements"), shall have been prepared from and in accordance with the books and records of such companies and in accordance with GAAP applied on a basis consistent with that used in the Audited Statements, and shall fairly present in all material respects the financial condition of such companies as of such date and the results of operations for such period in accordance with such practices, except for normal recurring audit adjustments.

                  4.9 Taxes.

                  (a) Each of the MIGRA Companies has duly paid all taxes, assessments, fees and other governmental charges (hereinafter, "taxes") payable by it. Each MIGRA Company has duly filed all material federal, state, local and foreign tax returns and tax reports required to be filed by it and all such returns and reports are true, correct and complete in all material respects. Except as disclosed in Section 4.9 to the MIGRA Disclosure Schedule, since December 31, 1988, none of such returns and reports have been amended, and all taxes, arising under or reflected on such returns and reports have been fully paid or shall be fully accrued as liabilities in the Interim Statements, when delivered, and shall be timely paid. No claim has been made by authorities in any jurisdiction where a MIGRA Company did not file tax returns that it is or may be subject to taxation therein.

                  (b) MIGRA has delivered or promptly after the earlier of receipt of a requisite consent or execution and delivery of this Agreement, will deliver to AERC copies of all federal, state, local, and foreign income tax returns filed with respect to it and the MIGRA Companies (and their respective predecessors) since their respective formation. Section 4.9 of the MIGRA Disclosure Schedule sets forth the dates and results of any and all audits conducted by taxing authorities within the last five years or otherwise with respect to any tax year for which assessment is not barred by any applicable statute of limitations. Except as disclosed in Section 4.9 to the MIGRA Disclosure Schedule, no waivers of any applicable statute of limitations for the filing of any tax returns or payment of any taxes or assessments of any deficient or unpaid taxes are outstanding; all deficiencies proposed as a result of any audits have been paid or settled; and there is no pending or, to the best knowledge of MIGRA, threatened federal, state, local or foreign tax audit or assessment relating to a MIGRA Company and there is no agreement with any federal, state, local, or foreign taxing authority that may affect the subsequent tax liabilities of the MIGRA Companies.

                  (c)               [Intentionally Omitted]

                  (d) Except as set forth in Section 4.9 of the MIGRA Disclosure Schedule, there exists no tax-sharing agreement or arrangement pursuant to which any MIGRA Company is obligated to pay the tax liability of any other person or to indemnify any other person with respect to any tax.

                  (e) Section 4.9 of the MIGRA Disclosure Schedule includes a list of all states, territories and jurisdictions to which any tax is properly payable by the MIGRA Companies.

                  (f) MIGRA became an "S corporation," within the meaning of
         Section 1361(a)(1) of the Code (an "S corporation"), for federal income tax purposes on January 30, 1987, pursuant to a valid election made by MIGRA, with the consent of all of its shareholders, and, except as set forth in Section 4.9 of the MIGRA Disclosure Schedule, effective as of such date, and MIGRA is and from such date always has been an S corporation. MIGRA will not have, at the Effective Time, any earnings or profits resulting from any period during which it (including any predecessor in interest) was subject to taxation under Subchapter C of the Code.

                 4.10 Compliance with Law.

                  (a) Except as set forth in Section 4.10 to the MIGRA Disclosure Schedule and except for such matters as would not have a Material Adverse Effect on the MIGRA Companies taken as a whole, the MIGRA Companies are in compliance with all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Authority (collectively, "Applicable Laws") to which the MIGRA Companies are subject (i) including, without limitation, the Securities Act, the Exchange Act, the Investment Advisors Act of 1940, as amended (the "40 Act"), the Employee Retirement Income Security Act, as amended ("ERISA"), any state or federal laws respecting rights of privacy and all rules of professional conduct applicable to the MIGRA Companies and
         (ii) excluding for the purposes of this Section 4.10, all Environmental Laws (as defined in Section 4.22), as to which the sole representation and warranty is set forth in Section 4.22. The MIGRA Companies have heretofore made available to AERC copies of all material correspondence received during the last three years from and to any Governmental Authority and inspectors alleging a violation of any Applicable Law.

                  (b) Except as specifically set forth in Section 4.10 to the MIGRA Disclosure Schedule, MIGRA and the MIGRA Companies, and each of them, are (and as of the Effective Time will be) in full compliance with the provisions of ERISA and all relevant state pension codes and other laws (as and where applicable) with respect to the Pension Funds and each of them is, or are, and at all relevant times have been, in full compliance with the provisions of any individual or class exemption relieving MIGRA, the other MIGRA Companies, and the Pension Funds (as applicable) from compliance with relevant provisions of ERISA, specifically including (without limitation) Prohibited Transaction Class Exemption ("PTCE") No. 84-14 (March 13, 1984; as amended Oct. 10, 1985) (relating to transactions by independent qualified professional asset managers, or "QPAMs").

                  (c) Except as set forth in Section 4.10 of the MIGRA Disclosure Schedule, neither MIGRA nor the other MIGRA Companies, or any of them, is party to any contract, covenant or similar agreement or undertaking, and no MIGRA Stockholder has actual knowledge of any obligation under Applicable Law, which would prevent AERC from purchasing or offering to purchase the Managed Properties (as defined in Section 4.12(c)), or any of them, from the Pension Funds (or any corporation or trust in which the Pension Funds, individually or collectively, have an interest) on or after the Effective Time, provided full disclosure of all terms and affiliations, under terms substantially identical to those set forth in Schedule 4.10(c) hereto, is thereupon made to the applicable Pension Funds and all necessary or appropriate independent approvals are provided (including, where applicable, the receipt of an individual exemption from the relevant provisions of Part 4, Title I of ERISA).

                  4.11 Intellectual Property. Set forth in Section 4.11 to the MIGRA Disclosure Schedule is a true and complete list of (i) all of the MIGRA Companies' foreign and domestic patents, patent applications, invention disclosures filed in the patent offices of any countries, trademarks, service marks or tradenames, copyrights (and any registrations or applications for registration for any of the foregoing), and (ii) all material agreements to which a MIGRA Company is a party which concern any Intellectual Property. "Intellectual Property" shall mean proprietary rights of every kind, including, without limitation, all domestic or foreign patents, patent applications, intangible rights in inventions (whether or not patentable), products, intangible rights in technologies, discoveries, copyrightable and copyrighted works, apparatus, trade secrets, trademarks and trademark registration applications and registrations, service marks and service mark registration applications and registrations, trade names, trade dress, copyrights and copyright registration applications and registrations, design rights, customer lists, marketing and customer information, mask works rights, know-how, licenses, technical information (whether confidential or otherwise), copyright and trade secret rights in software, databases, methodologies and all documentation thereof. The Intellectual Property set forth in Section 4.11 of the MIGRA Disclosure Schedule, together with any other intellectual property which a MIGRA Company owns or otherwise has the right to use, collectively is sufficient for the operation of the business of the MIGRA Companies in substantially the same manner as such business is at present conducted. Except as set forth in Section 4.11 to the MIGRA Disclosure Schedule, MIGRA or another MIGRA Company owns, free and clear of any liens, claims or encumbrances, the Intellectual Property set forth thereon and has the exclusive right to bring actions for the infringement thereof.

                  4.12 Title to and Condition of Properties.

                  (a) Except as set forth in Section 4.12 to the MIGRA Disclosure Schedule, each MIGRA Company has good, valid and indefeasible title to all of its material assets and properties of every kind, nature and description, tangible or intangible, wherever located, which constitute all of the property now used in and necessary for the conduct of its business as presently conducted (including without limitation all material property and assets shown or reflected on the Audited Statements or the Interim Statements, when delivered, but except for the real properties owned by the Ventures and the Managed Properties, as defined in Section 4.12(c)). Except as set forth in Section 4.12 to the MIGRA Disclosure Schedule and except for such items as do not materially and adversely affect the use or operation of the properties of each MIGRA Company, all such properties are owned free and clear of all mortgages, pledges, liens, security interests, encumbrances and restrictions of any nature whatsoever, including without limitation (i) rights or claims of parties in possession; (ii) easements or claims of easements;

         (iii) encroachments, overlaps, boundary line or water drainage disputes or any other matters; (iv) any lien or right to a lien for services, labor or material furnished; (v) special tax or other assessments; (vi) options to purchase, leases, tenancies, or land contracts; (vii) contracts, covenants, or reservations which restrict the use of such properties and (viii) violations of any Applicable Laws (other than Environmental Laws, as to which the sole representation and warranty is in Section 4.22) applicable to such properties. To the actual knowledge of MIGRA and each MIGRA Stockholder, all such properties are usable for their current uses without violating any Applicable Laws (other than Environmental Laws, as to which the sole representation and warranty is in Section 4.22), or any applicable private restriction, and such uses are legal conforming uses in all material respects. Except as set forth in Section 4.12 to the MIGRA Disclosure Schedule, no financing statement under the Uniform Commercial Code or similar law naming MIGRA, or, to the actual knowledge of MIGRA and each MIGRA Stockholder, any Venture or any of their respective predecessors is on file in any jurisdiction in which such MIGRA Company owns or manages property or does business, and no MIGRA Company is a party to or bound under any material agreement or legal obligation authorizing any party to file any such financing statement. Section 4.12 to the MIGRA Disclosure Schedule contains a complete and accurate list of the location of all real property which is owned or leased, as lessee, by the MIGRA Companies and describes the nature of their respective interest in that real property. With respect to any real property leased, as lessee, by a MIGRA Company, except as set forth in Section 4.12 of the MIGRA Disclosure Schedule, such MIGRA Company has an insurable leasehold interest in that real property.

                  (b) Except as set forth in Section 4.12 to the MIGRA Disclosure Schedule, all plants and structures and all machinery and equipment and tangible personal property owned, leased or used by the MIGRA Companies are reasonably suitable for the purpose or purposes for which they are being used (including compliance in all material respects with all Applicable Laws, other than Environmental Laws (as to which the sole representation and warranty is in Section 4.22), and are in good and reasonable operating condition and repair, ordinary wear and tear excepted. Section 4.12 to the MIGRA Disclosure Schedule lists, and MIGRA has furnished or made available to AERC, copies of all engineering, geologic and environmental reports prepared by or for the MIGRA Companies with respect to the real property owned by MIGRA or any MIGRA Company.

                  (c) With respect to each parcel of real property that is owned by MIGRA, and/or a Venture or is managed by MIGRA or any of its subsidiaries or affiliates (other than MIG Development Company), all of which are listed on Exhibit A (each such parcel whether owned and/or managed being hereinafter referred to as a "Managed Property"):

                           (i) True, correct and complete copies of all of the
                  following, together with any modifications or amendments thereof which are currently in effect, have been or will be made available to AERC promptly after the execution of this
                  Agreement: (A) all written leases and tenancy agreements with tenants with respect to all or any portion of each Managed Property ("Tenant Leases") and a current certified rent roll (which shall be updated and certified by MIGRA as true, correct and complete to a date not earlier than three days prior to the Closing), (B) all maintenance and service contracts, supply contracts and other agreements, contracts and contract rights relating to the ownership or operation of each Managed Property, or any part thereof ("Project Contracts"), and (C) all leases of equipment, vehicles and other tangible personal property used by MIGRA in connection with the management and operation of each Managed Property ("Personal Property Leases"). All of the Tenant Leases, Project Contracts and Personal Property Leases are in full force and effect. There has not occurred any action or failure to act by MIGRA or the related owner of the Managed Property ("Owner") with respect to a Managed Property or, to the actual knowledge of MIGRA and each MIGRA Stockholder, any other party to any Tenant Lease, Project Contract or Personal Property Lease which, with the giving of notice or the passage of time or otherwise, would constitute a default in any material respect or otherwise entitle either party to damages or a right to terminate, and no such other party has given written notice with respect to any adverse condition with respect to any Managed Property or the use or repair of the same or of any alleged material default by MIGRA or the related Owner under any such Tenant Lease, Project Contract or Personal Property Lease, which, individually or in the aggregate, will have a material adverse effect on MIGRA or the Managed Property. The information contained in the documents, instruments or other writings to be delivered or made available to AERC by MIGRA in accordance with the provisions of this Section 4.12(c) was correct and accurate as of the date of such writings.

                           (ii) Neither MIGRA nor any MIGRA Stockholder has any
                  actual knowledge that any federal, state and other taxes, assessments, fees and other governmental charges with respect to the Managed Property or the business conducted thereon which are due and payable have not been paid prior to delinquency.

                           (iii) Neither MIGRA nor any MIGRA Stockholder has
                  actual knowledge that any of the Permits (as defined in Section 4.21(b)) are not currently valid and in full force and effect.

                           (iv) Neither MIGRA nor any MIGRA Stockholder has
                  actual knowledge that each Managed Property, as constructed and presently operated, does not comply with all applicable zoning ordinances and regulations that any variances or conditional use permits have been issued by any governmental body which affect any Managed Property.

                           (v) True and correct copies of all financial
                  statements and records relating to each Managed Property, or access thereto, will be made available promptly after the earlier of the execution of a consent or a Purchase Agreement by the Owner of such Managed Property. Copies of relevant pages of each related Owner's tax returns for the calendar years 1994, 1995 and 1996 relating to the Managed Property and any other document or instrument reasonably requested by AERC shall be delivered to AERC within three (3) days following the execution of this Agreement. There has been no material adverse financial change with respect to any Managed Property from that shown in the financial statements, tax returns and records delivered or made available to AERC by MIGRA for such Managed Property pursuant to this Agreement and there are no material liabilities with respect to such Managed Property other than those shown on such financial statements, tax returns and records.

                           (vi) There are no brokerage commissions owing by
                  MIGRA or any affiliate thereof (A) with respect to any of the Tenant Leases or otherwise relating to each Managed Property which have not been paid and (B) no ongoing commission or leasing fee obligations with respect to any Managed Property.

                  (d) Except as otherwise expressly provided in this Agreement, the representations and warranties in this Section 4.12 are the sole representations and warranties by MIGRA and/or the MIGRA Stockholders with respect to the Managed Properties.

                  4.13 Investment Advisor.

                  (a)  Investment Contracts, Funds and Clients.

                           (i) To the actual knowledge of MIGRA and the MIGRA
                  Stockholders, none of MIGRA, MIG Ltd. or any of their respective subsidiaries currently serves, or has served at any time during the past two fiscal years, as an investment adviser (including sub-investment adviser), manager, administrator, fund accountant, transfer agent and/or distributor to any investment company, or series or portfolio thereof, as that term is defined in Section 3 of the Investment Company Act of 1940, as amended (the "ICA").

                           (ii) Section 4.13(a)(ii) to the MIGRA Disclosure
                  Schedule sets forth: (A) a list of all funds, trusts or other accounts owned or controlled by MIGRA or MIGRA Ltd. that would otherwise be deemed to be an investment company as defined in the ICA but for the exemption contained in Section 3(c)(1), the final clause of Section 3(c)(3), Section 3(c)(7), Section 3(c)(9), Section 3(c)(10) or Section 3(c)(11) of the ICA to which MIGRA, MIG Ltd. or any of their respective subsidiaries provide investment advisory, broker-dealer, administrative, transfer agency, accounting, custody, management and/or distribution services (each a "Fund") including (1) the assets under management of each Fund, (2) the fee revenues applicable to each Fund, (3) a description of the fees, including any formula for the calculation thereof, charged to each Fund, (4) the annualized revenues for each Fund, and (5) identification of each exception from the definition of an investment company under the ICA relied upon by such Fund; (B) a list of all accounts of clients to which MIGRA, MIG Ltd. or any of their respective subsidiaries provide management, investment advisory, broker-dealer, transfer agency, accounting, custody, administrative or distribution services on the date hereof, including any Funds (each, a "Client"), identifying as to each such account (1) the Client corresponding to such account, and
                  (2) whether such
                  account is an institutional advisory account (an "ICG Account") or a private client advisory account (a "PCG Account")(all ICG and PCG Accounts are hereafter collectively referred to as "Accounts"); (C) on an Account-by-Account basis, the aggregate market value of assets under management, a description of the fees charged and how such fees are calculated, the fee revenues applicable to each ICG Account and PCG Account, and the annualized revenues from each of the ICG Accounts and PCG Accounts; (D) a summary of the total assets under management and total annualized revenues for all Accounts; and (E) true and correct form of all contracts in effect on the date hereof to which MIGRA, MIG Ltd. or any of their respective subsidiaries is a party pursuant to which MIGRA, MIG Ltd. or their respective subsidiaries, as the case may be, provides to any Client management, investment advisory, broker-dealer, distribution, transfer agency, accounting, custody, and/or administrative services (an "Investment Contract"). Each Investment Contract and any subsequent renewal thereof has been duly authorized, executed and delivered by MIGRA, MIG Ltd. or their respective subsidiaries, as the case may be, and, to the extent applicable, is in compliance in all material respects with
                  Section 205 of the 40 Act and is a valid and binding agreement of MIGRA, MIG Ltd. or their respective subsidiaries, as the case may be, enforceable against MIGRA, MIG Ltd. or their respective subsidiaries, as the case may be, in accordance with its terms, and each of MIGRA or MIG Ltd., the applicable subsidiary, the Fund and the Client party thereto is in compliance in all material respects with the terms of each Investment Contract to which it is a party, and to the best knowledge of MIGRA and the MIGRA Stockholders, MIG Ltd., no event has occurred or condition exists that constitutes or with notice or the passage of time would constitute a default thereunder. Except as set forth on Section 4.13(a)(ii) to the MIGRA Disclosure Schedule, none of the Investment Contracts, or any other arrangements or understandings relating to rendering of investment advisory or management services, including without limitation, all subadvisory services, administration or distribution services to any Fund, Client or other Person, contains any undertaking by MIGRA, MIG Ltd. or their respective subsidiaries to cap fees or to reimburse any or all fees thereunder.

                           (iii) Each Fund and Account has been, is being and
                  will be operated and/or managed in all material respects in compliance with (A) its respective objectives, policies and descriptions, including without limitation any limitation set forth in the applicable prospectus or other offering document for a Fund or governing instruments for a Fund or Account and
                  (B) all Applicable Laws.

                           (iv) To the best of MIGRA's knowledge, each Fund has
                  timely filed all tax returns and reports that such Fund is required to file. Each Fund has timely paid, or reserved for, taxes that such Fund is required to pay.

                  (b)      Regulatory Compliance.

                           (i) (A) No Fund or Account is or has been required by
                  law to be registered as an Investment Company under the ICA;
                  (B) the shares of each Fund
                  are duly and validly issued, fully paid and nonassessable and are qualified for sale, or an exemption therefrom is in full force and effect, in each state and territory of the United States and the District of Columbia to the extent required under Applicable Law; (C) all outstanding shares of each Fund that were required to be registered under the Securities Act have been sold pursuant to an effective registration statement filed thereunder or were sold in compliance with an exemption therefrom; (D) no such prospectus or offering document relating to a Fund contained, as of its effective date, any untrue statement of a material fact or omitted to state a material fact required to be stated therein in order to make the statements therein not misleading or is subject to any stop order or similar order restricting its use; and (E) each Fund has operated and is currently operating in all material respects in compliance with all laws applicable to it or its business, including but not limited to the Securities Act, the ICA and the 40 Act, and, assuming that each Fund, Account and any other client of MIGRA or MIG Ltd. consent to the assignment of their Investment Contract as required by the 40 Act prior to the merger of MIGRA into AERC, consummation of the transactions contemplated hereby will not result in a violation of any such laws.

                           (ii) Each Fund is duly organized, validly existing
                  and in good standing under the laws of the jurisdiction of its organization and has full power, right and authority to own its properties and to carry on its business as it is now conducted, and is qualified to do business in each jurisdiction where failure to so qualify would have a material adverse effect. For purposes of this Section 4.13(b)(ii), a Material Adverse Effect shall mean a material adverse effect on the condition (financial or other), business, properties, net worth or results of operations of a Fund.

                           (iii) The policies of MIGRA and MIG Ltd., as the case
                  may be, with respect to avoiding conflicts of interest, or the conflicts or interest that exist, as the case may be, are set forth in the most recent Form ADV thereof (or incorporated by reference therein), as amended. There have been no violations or allegations of violations of such policies that have occurred or been made.

                           (iv) Neither MIGRA, MIG Ltd., their respective
                  subsidiaries, any Fund, nor, to the actual knowledge of MIGRA and the MIGRA Stockholders, any person "associated" (as defined under the 40 Act) with the any of them, has, for a period of not less than ten years prior to the date hereof been convicted of any crime or is or has been subject to any disqualification that would be a basis for denial, suspension or revocation or registration of an investment adviser under
                  Section 203(e) of the 40 Act or Rule 206(4)-4(b) thereunder or a broker-dealer under Section 15 of the Exchange Act or for disqualification as an investment adviser for any Investment Company pursuant to Section 9(a) of the ICA, and there is no basis for, or proceeding or investigation that is reasonably likely to become the basis for, any such disqualification, denial, suspension or revocation.

                           (v) Each current prospectus (which term, as used in
                  this Agreement, shall include any related statement of additional information and any private placement memorandum), as amended or supplemented, relating to each Fund, and all current supplemental advertising and marketing material relating to each Fund or used by MIGRA or MIG Ltd. complies in all material respects with the Securities Act and the rules and regulations thereunder, the ICA and the rules and regulations thereunder, the 40 Act and the rules and regulations thereunder, applicable state laws and, where applicable, the rules and regulations of the National Association of Securities Dealers, Inc. or any affiliate thereof (NASD). None of such prospectuses, amendments, supplements or supplemental advertising and marketing materials, as of their respective dates, includes, included or will include an untrue statement of a material fact or omits, omitted or will omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

                           (vi) Both MIGRA and MIG Ltd. have operated and are
                  currently operating their investment advisory business in compliance with all Applicable Laws in all material respects, including, without limitation, the Exchange Act, the 40 Act and the rules and regulations thereunder.

                           (vii) MIGRA's and MIG Ltd.'s practices and the
                  practices of their subsidiaries are, and have been at all times since May 1, 1986 and July 6, 1987, respectively, in all material respects in compliance with the provisions of the Exchange Act, the 40 Act and similar state laws, and the rules and regulations under each, relating to the selection of brokers to execute transactions in Clients' accounts. Neither MIGRA nor MIG Ltd. has purchased or sold securities for Clients' accounts.

                           (viii) There exists no "out of balance" or similar
                  condition with respect to any customer account maintained by MIGRA, MIG Ltd., their respective subsidiaries, or any Fund.

                           (ix) None of MIGRA, MIG Ltd. or any of their
                  respective subsidiaries has been, or is currently required to be, registered as a broker-dealer with the SEC under ss.15 of the Exchange Act or with any state securities administrator under any applicable state securities laws.

                           (x) None of MIGRA, MIG Ltd. or any of their
                  respective subsidiaries has been or currently is registered, or is required to be registered, as a "commodity pool operator" or a "commodity trading advisor" with the Commodities Futures Trading Commission.

                  (c) Investment Adviser Registration. MIGRA and MIG Ltd. each are duly registered as an investment adviser under the 40 Act and under all applicable state, federal and foreign investment adviser or related laws. MIGRA and MIG Ltd. have delivered to AERC a true and complete copy of both MIGRA's and MIG Ltd.'s currently effective Form ADV, as filed with the SEC and has made available to AERC all state, federal and foreign registration forms, all prior Form ADV filings and all reports filed by both MIGRA and MIG Ltd. with the SEC under the 40 Act and the rules promulgated thereunder or otherwise and under similar state, federal and foreign statutes within the last five years, and will provide to AERC such forms and reports as are filed from and after the date hereof and prior to the Closing Date. The information contained in such forms and reports was or will be true and complete as of the time of filing and, except as indicated on a subsequent form or report filed before the Closing Date, continues to be true and complete. Each such registration is in full force and effect, and MIGRA and MIG Ltd. agree to maintain such registration between the date of this Agreement and the consummation of the Merger.

                  (d) Status of Accounts. Except as indicated in Section 4.13 of the MIGRA Disclosure Schedule, no Client has provided any notice in writing to MIGRA or MIG Ltd. of, and no MIGRA Stockholder has any actual knowledge that any Client has, any intent to (i) terminate its Investment Contract with such MIGRA Company, or (ii) reduce the amount of assets under management by such MIGRA Company. Neither MIGRA or MIG Ltd. nor any MIGRA Stockholder has encouraged any Client to take any action described in the preceding sentence nor, to the actual knowledge of MIGRA and each MIGRA Stockholder, is there any existing state of facts or circumstances, or any state of facts or circumstances arising solely by virtue of the consummation of the transactions which are the subject of this Agreement, which would require any Clients under Applicable Laws or by an applicable Contract to take any action described in the preceding sentence.

                  4.14 Litigation. Except (i) as set forth in Section 4.14 to the MIGRA Disclosure Schedule and (ii) suits, claims or actions fully covered (subject to deductible amounts) by insurance policies issued by an insurer(s) and which has been accorded a rating by A.M. Best Company, Inc. (or any successor rating agency) of A-/X (or any replacement rating of equivalent stature) or better, and as to which such insurer has not disputed coverage, there is no suit, claim, action, proceeding or formal or informal investigation (an "Action") pending or, to the actual knowledge of a MIGRA Company (or any MIGRA Stockholder), threatened against MIGRA or any officer or director of any MIGRA Company which, individually or in the aggregate, if adversely determined, would have a Material Adverse Effect on the MIGRA Companies taken as a whole or a Material Adverse Effect on the ability of the MIGRA to consummate the transactions contemplated hereby. No MIGRA Company is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, insofar as can be reasonably foreseen, could have a Material Adverse Effect on the MIGRA Companies taken as a whole or a Material Adverse Effect on the ability of MIGRA to consummate the transactions contemplated hereby. Except as set forth in Section 4.14 to the MIGRA Disclosure Schedule, (i) there has not been any Action which is pending, or to the actual knowledge of MIGRA and each MIGRA Stockholder, threatened against a MIGRA Company relating to its method of doing business or its relationship with past, existing or future users or purchasers of its services, and (ii) no MIGRA Company has been subject to any outstanding order, writ, injunction or decree relating to its method of doing business or its relationship with past, existing or future customers, lessees, users, purchasers or licensees of any Intellectual Property or services, in any such case within the three (3) years prior to the date hereof.

         4.15 Brokerage and Finder's Fees; Expenses. Neither any MIGRA Company nor any stockholder, director or officer, partner which is an affiliate of MIGRA or employee thereof, has incurred or will incur on behalf of a MIGRA Company, any brokerage, finder's or similar fee in connection with the transactions contemplated by this Agreement.

                4.16  Employee Benefit Plans.

                  (a) For purposes of this Section 4.16, the following terms have the definitions given below:

                  "Controlled Group Liability" means any and all liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, and (v) corresponding or similar provisions of foreign laws or regulations, in each case other than pursuant to the Plans.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

                  "ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or
         Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

                  "Plans" means all written and material non-written employee benefit plans, programs, policies, practices, and other arrangements providing benefits to any employee or former employee or beneficiary or dependent thereof, and whether covering one person or more than one person, sponsored or maintained by MIGRA Companies or any of its subsidiaries or to which MIGRA or any of its subsidiaries contributes or is obligated to contribute. Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of ERISA and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

                  "Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

                  (b) Except as set forth in Section 4.16 to the MIGRA Disclosure Schedule:


                           (i) Section 4.16 to the MIGRA Disclosure Schedule
                  lists all Plans. With respect to each Plan, MIGRA has made available to AERC a true, correct and complete copy of: (A) all current plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (B) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (C) the current summary plan description, if any; (D) the most recent annual financial report, if any; and (E) the most recent determination letter from the Internal Revenue Service, if any.

                           (ii) The Internal Revenue Service has issued a
                  favorable determination letter with respect to each Plan that is intended to be a "qualified plan" within the meaning of
                  Section 401(a) of the Code (a "Qualified Plan"), and each Qualified Plan has been operated in material compliance with the Code.

                           (iii) All contributions required to be made to any
                  Plan by Applicable Laws or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full and through the Closing Date will be timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof or the Closing Date, as applicable, have been or will be fully reflected in the Audited Statements and the Interim Statements.

                           (iv) MIGRA and its subsidiaries have complied, and
                  are now in material compliance with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans. Each Plan has been operated in material compliance with its terms. There is not now, and there are no existing, circumstances that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of MIGRA or any of its subsidiaries under ERISA or the Code. Each Plan includes provisions which reserve the rights of the sponsor of the Plan to amend or terminate the Plan.

                           (v) No Plan is subject to Title IV or Section 302 of
                  ERISA or Section 412 or 4971 of the Code. No Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple Employer Plan"), nor has MIGRA or any of its subsidiaries or any of their respective ERISA Affiliates, at any time within five years before the date hereof, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan.

                           (vi) Except for the continuation coverage
                  requirements of Section 601 ET SEQ. of ERISA and Section 4980B of the Code, there does not now exist, and there are no existing, circumstances that could result in, any Controlled Group Liability that would be a liability of MIGRA or any of its subsidiaries following the Closing. Without limiting the generality of the foregoing, neither MIGRA nor any of its subsidiaries nor any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or
                  Section 4204 of ERISA.

                           (vii) Except for health continuation coverage as
                  required by Section 4980B of the Code or Part 6 of Title I of ERISA or as required by applicable state insurance laws, neither MIGRA nor any of its subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

                           (viii) Except as set forth in Section 4.16(i) to the
                  MIGRA Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or consultant of MIGRA or any of its subsidiaries and Section 4.16(i) to the MIGRA Disclosure Schedule specifies the amount of any such payment or benefit. Without limiting the generality of the foregoing and except as set forth in Section 4.16(i) to the MIGRA Disclosure Schedule, no amount paid or payable by MIGRA or any of its subsidiaries in connection with the transactions contemplated hereby either solely as a result thereof or as a result of such transactions in conjunction with any other events will be an "excess parachute payment" within the meaning of Section 280G of the Code.

                           (ix) There are no pending or, to the knowledge of
                  MIGRA, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been instituted against the Plans, or, to the knowledge of MIGRA, any fiduciaries thereof with respect to their duties to the Plans or the assets of any of the trusts under any of the Plans which could reasonably be expected to result in any material liability of MIGRA or any of its subsidiaries.

                           (x) Each of the Plans is, and has always been,
                  operating in material compliance with all applicable laws, and all persons who participate in the operation of such Plans and all Plan "fiduciaries" (within the meaning of Section 3(21) of ERISA) have always acted in material compliance with applicable laws, the Plan documents and written descriptions of the Plans, and Part 4 of Title I of ERISA.

                           (xi) Each Plan that is intended to qualify for
                  favorable tax treatment under Code Section 125 so qualifies and has been operated in material compliance with Code Section 125.

                           (xii) Full payment has been made, or shall be made in
                  accordance with 29 C.F.R. ss. 2510.3-102 (to the extent applicable with regard to employee contributions), of all amounts which MIGRA or any affiliate thereof is required to pay under the terms of each of the Plans subject to such Department of Labor regulation (with regard to employee contributions), and all such amounts properly accrued through the Effective Time with respect to the current plan year thereof will be timely paid. Each Plan sponsored or maintained by MIGRA which is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) is, and at all relevant times within the past three (3) years has been, fully insured by one (1) or more insurance companies licensed to engage in the business of insurance in the State of Florida.

                  4.17     Contracts.

                  (a) Section 4.17 to the MIGRA Disclosure Schedule lists all written contracts, agreements, guarantees, leases and executory commitments which are material, individually or in the aggregate, to the business or financial condition or results of operations of the MIGRA Companies taken as a whole, which shall be deemed to include, without limitation, any thereof that require future payments in excess of $100,000 (each a "Contract") to which a MIGRA Company is a party. The foregoing dollar amount shall be a measure of materiality solely for the purpose of the definition of the term "Contract." The listing of Contracts separately lists all management agreements or similar agreements relating to the Managed Properties ("Management Contracts") and all agreements by and between a MIGRA Company and any Pension Fund or similar entity to which any MIGRA Company provides investment advice ("Pension Fund Contracts"). All such Contracts are valid and binding obligations of the MIGRA Company named therein and, to the actual knowledge of MIGRA and each MIGRA Stockholder, of each other party thereto. Section 4.17 to the MIGRA Disclosure Schedule describes each termination or non-renewal that has occurred with respect to any Contract with any customer or licensee of Intellectual Property from January 1, 1996 to the date of this Agreement. Neither any MIGRA Company nor, to the actual knowledge of MIGRA and each MIGRA Stockholder, any other party thereto is in violation of or in default in respect of, nor has there occurred an event or condition with respect to a MIGRA Company or to the actual knowledge of MIGRA and each MIGRA Stockholder, any party thereto, which with the passage of time or giving of notice (or both) would constitute a default under or permit the termination of, any Contract.

                  (b) Except as set forth in Section 4.17 of the MIGRA Disclosure Schedule or as contemplated by any other provision of this Agreement or the transactions contemplated hereby, there are no Contracts or other transactions between a MIGRA Company, on the one hand, and any officer or director of MIGRA or any partner of a MIGRA Company.

                  4.18     [INTENTIONALLY OMITTED.]

                  4.19 Labor Matters. Except as set forth in Section 4.19 to the MIGRA Disclosure Schedule, no MIGRA Company has any labor contracts, collective bargaining agreements or employment or consulting agreements with any persons employed by it or any persons otherwise performing services primarily for it (the "MIGRA Company Business Personnel"). No MIGRA Company has engaged in any unfair labor practice with respect to Company Business Personnel, and there is no unfair labor practice complaint pending or, to the actual knowledge of MIGRA and each MIGRA Stockholder, threatened, against any MIGRA Company with respect to MIGRA Company Business Personnel. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of MIGRA, threatened against any MIGRA Company.

                  4.20 Undisclosed Liabilities. Except (i) as and to the extent disclosed or reserved against on the balance sheet of MIGRA as of August 31, 1997 included in the Interim Statements, (ii) as incurred after the date thereof in the ordinary course of business consistent with prior practice and not prohibited by this Agreement, (iii) as set forth in Section 4.20 to the MIGRA Disclosure Schedule or (iv) as set forth on Schedule A, no MIGRA Company has any liabilities or obligations (other than liabilities or obligations for Environmental Laws, as to which the sole representation and warranty is in Section 4.22) of any nature, whether known or unknown, absolute, accrued, contingent or otherwise and whether due or to become due, that, individually or in the aggregate, could have a Material Adverse Effect on the MIGRA Companies taken as a whole.

                  4.21     Operation of MIGRA's Business; Relationships.

                  (a) The relationships of the MIGRA Companies with their respective clients and suppliers (including, without limitation, data suppliers) are satisfactory and, to the actual knowledge of MIGRA and each MIGRA Stockholder, the execution of this Agreement, the consummation of the Merger and the other transactions contemplated hereby will not materially adversely affect the relationships of the MIGRA Companies with such clients or suppliers, provided that the foregoing is not a representation and warranty that any such client or supplier will provide any consent or approval of any such relationship with AERC.

                  (b) MIGRA is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease, manage and operate its properties and to the actual knowledge of MIGRA and each MIGRA Stockholder, each Venture, their respective properties and the owners of the Managed Properties with respect to the Managed Properties, and MIGRA and each Venture has all of the foregoing necessary to carry on its business as it is now being conducted (collectively, the "Permits"), and there is no Action pending or, to the actual knowledge of MIGRA and each MIGRA Stockholder, threatened regarding any of the Permits. No MIGRA Company or Managed Property is in conflict with, or in default or violation of any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on the MIGRA Companies taken as a whole. During the period commencing on January 1, 1997, and ending on the date hereof, no MIGRA Company has received any notification alleging a possible conflict, default or violation by a MIGRA Company of Applicable Laws. The representations and warranties in this Section 4.21(b) shall not be deemed to be applicable with respect to Permits under Environmental Laws.

                  4.22     Environmental Matters.

                  (a) As used herein, the term "Environmental Laws" means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or industrial, toxic or hazardous substances or wastes (collectively, "Hazardous Materials") into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

                  (b) During the period commencing January 1, 1994, and ending on the Effective Time, except as set forth in Section 4.22 of the MIGRA Disclosure Schedule, no MIGRA Company has received any written notification from a Governmental Authority alleging a possible conflict, default or violation of Environmental Laws relating to the Managed Properties.

                  4.23 FBCA and State Takeover Laws. Prior to the date hereof, the Board of Directors of MIGRA has taken all action on the part of MIGRA, if any, necessary to exempt under or make not subject to any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the Merger and (iii) the other transactions contemplated hereby.

                  4.24 Insurance. Except as set forth in Section 4.24 to the MIGRA Disclosure Schedule, the MIGRA Companies are presently insured, and during each of the past five calendar years have been insured, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Except as set forth in Section 4.24 to the MIGRA Disclosure Schedule, the policies of fire, theft, liability, professional practice and other insurance maintained with respect to the assets or businesses of the MIGRA Companies may be continued by the Surviving Corporation without modification or premium increase after the Effective Time and for the duration of their current terms which terms expire as set forth in Section 4.24 to the MIGRA Disclosure Schedule.

                  4.25 Books of Account; Records. Each MIGRA Company's general ledgers, stock record books, minute books and other material records relating to the assets, properties, contracts and outstanding legal obligations of such MIGRA Company are, in all material respects, complete and correct, and have been maintained in accordance with good business practices and the matters contained therein are appropriate and accurately reflected in the Audited Statements and the Interim Statements.

                                    ARTICLE V

                            COVENANTS OF THE PARTIES

                  The parties hereto agree as follows with respect to the period from and after the execution of this Agreement.

                  5.1      Mutual Covenants.

                  (a) General. Each of the parties shall use its reasonable efforts to take all action and to do all things necessary, proper or advisable to consummate the Merger and the transactions contemplated by this Agreement (including, without limitation, using its reasonable efforts to cause the conditions set forth in Article VI for which they are responsible to be satisfied as soon as reasonably practicable and to prepare, execute and deliver such further instruments and take or cause to be taken such other and further action as any other party hereto shall reasonably request).

                  (b) Other Governmental Matters. Each of the parties shall use its reasonable efforts to take any additional action that may be necessary, proper or advisable in connection with any other notices to, registrations or filings with, and authorizations, consents and approvals of any Governmental Authority (and, in the case of AERC, the NYSE) that it may be required to give, make or obtain.

                  (c) Public Announcements. AERC and MIGRA shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of MIGRA and AERC, respectively, which consent shall not be unreasonably withheld or delayed; PROVIDED, HOWEVER, that AERC or MIGRA may, without the prior consent of the other, issue such press release or make such public statement as may be required by law or the rules of the NYSE if it has used its reasonable efforts to consult with the other and to obtain consent but has been unable to do so in a timely manner.

                  (d) Investment Advisory Contracts. Each of MIGRA and AERC shall use its reasonable efforts (which shall not include the payment of money) to obtain, prior to the Closing Date, the consent of the applicable parties to the Relevant Contracts to the assignment of the Relevant Contracts to AERC or, within 90 days of the Closing Date to enter into the New Relevant Contracts.

                  (e) Tax-Free Treatment. Each of MIGRA and AERC shall use all reasonable efforts to cause the Merger to constitute a tax-free "reorganization" under Section 368(a) of the Code including, without limitation, reporting the Merger as a tax-free reorganization and in exercising the election set forth in Section 5.2(l) in a manner that is consistent with such treatment.

                  (f) Confidentiality. From the date hereof to the Effective Time, MIGRA will make available for inspection by designated officers, attorneys, accountants and other representatives of AERC (collectively, "AERC Representatives"), at all reasonable times during normal business hours, such financial and other information relating to the business, financial condition and management of its businesses, including the records and files, correspondence, audits and properties, as well as all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs, of the MIGRA Companies, and the identity of, and, to the extent not prohibited or otherwise restricted by confidentiality or other obligations, information pertaining to, the Pension Funds and any other Clients, as AERC may reasonably request to enable such party to make a reasonably informed judgment as to whether to consummate the Merger and the transactions contemplated hereby (all such information is referred to collectively herein as the "Proprietary Information"). Except as otherwise provided herein, AERC shall (i) keep confidential all such Proprietary Information, and (ii) not disclose any of the Proprietary Information to any other person and (iii) not use or make use of the Proprietary Information for (A) any purpose other than making such reasonably informed judgment or (B) the furtherance of its own business or that of any other person or entity or the detriment of the other party's business; PROVIDED, HOWEVER, the foregoing undertaking will not apply to: (i) disclosures to which the other party consents in writing;
         (ii) information which is or becomes known or available publicly other than as a result of a disclosure in violation of this Agreement; and
         (iii) disclosures required to be made by law or by an order, decree, rule, directive or demand of a court of law, an administrative, regulatory, governmental or quasi-governmental agency or official, or an arbitrator.

                  5.2      Covenants of AERC.

                  (a) Notification of Certain Matters. AERC shall give prompt notice to MIGRA of (i) the occurrence or non-occurrence of any event known to AERC the occurrence or non-occurrence of which would cause any AERC representation or warranty contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of AERC to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.2(a) shall not limit or otherwise affect (A) the right of MIGRA to terminate this Agreement in accordance with Section
         7.1 or (B) except to the extent set forth in Section 7.2, the other remedies available to MIGRA hereunder. In addition, AERC shall give prompt notice to MIGRA of any matter which, pursuant to its due diligence, it determines should be included in the MIGRA Disclosure Schedule.

                  (b) NYSE Listing. AERC shall use its reasonable efforts to cause the AERC Common Shares issuable pursuant to the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time, including, without limitation, calling for a meeting to obtain through the use of reasonable efforts the AERC Shareholder Approval if such approval is required by the NYSE.

                  (c) Exchange Act. For the period ending on the fourth anniversary of the Closing Date, AERC will file the reports required to be filed by it under the federal securities laws and the rules and regulations adopted by the SEC thereunder (or, if AERC is not required to file such reports, it will, upon the request of any MIGRA Stockholder, make publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act or any successor rule or regulation hereafter adopted by the SEC), to the extent required from time to time to enable any MIGRA Stockholder who receives AERC Common Shares in accordance with the terms of this Agreement to sell such AERC Common Shares without registration under the Securities Act within the limitations of the exemption provided by
         (A) Rule 144 under the Securities Act, as such rule may be amended from time to time, or (B) any successor rule or regulation hereafter adopted by the SEC.

                  (d) Tax-Free Treatment. Provided the assets or lines of business of MIGRA acquired in the Merger are sufficient to meet the requirements described below in this Section 5.2(d), AERC will either continue to operate a significant line of business of MIGRA's historic business acquired in the Merger in satisfaction of the requirements of Reg. ss.1.368-1(d)(3) or use a significant portion of MIGRA's historic business assets acquired in the Merger to conduct AERC's business in satisfaction of the requirements of Reg. ss.1.368-1(d)(4); provided that AERC shall not be so required to use any assets or conduct any business if, and to the extent, such action would, in the opinion of outside counsel, cause AERC to breach its covenant set forth in Section 5.2(e).

                  (e) REIT Status. AERC covenants and agrees that it shall use its best efforts to continue to be taxed as a real estate investment trust pursuant to Sections 856 through 860 of the Code unless the Board of Directors of AERC shall determine that it is in the best interest of the shareholders of AERC to be taxed otherwise.

                  (f) Governmental Authorities. AERC and AEMC shall at the expense of MIGRA cooperate with and assist MIGRA and each other MIGRA Company in connection with any filings to be made with or consents to be obtained from any Governmental Authority with jurisdiction over the MIGRA Companies or the Managed Properties.

                  (g) Lehman Letter. AERC shall use all reasonable efforts to assume at the Effective Time MIGRA's obligations under the Lehman Letter (as defined in Section 6.2(h)).

                  (h) Contact with MIGRA Clients. During the 45 day due diligence period which period shall expire on February 3, 1998 (the "AERC Due Diligence Period") and otherwise prior to the Closing, neither AERC nor any of its affiliates or any of their respective officers, directors and employees ("AERC Contact Representatives") shall (except as may be contemplated hereby in connection with the acquisition of any Managed Property, AERC agreeing, however, that if the Closing does not occur, AERC will not thereafter pursue such acquisitions for a period of one year after the date of termination of this Agreement) contact, directly or indirectly, or authorize or instruct any agents, brokers or third party representatives ("AERC External Representatives"), on behalf of AERC or any of its affiliates, directly or indirectly, to solicit, initiate discussions with or make any inquiries of, or make or implement any proposal or offer to, any client of MIGRA and/or its affiliates identified in Schedule 5.2(h), or request from any such client any information, with respect to the sale by such client of any real property and, in the event the Closing does not occur, AERC shall, and AERC shall cause its affiliates and the AERC Contact Representatives and AERC External Representatives to, comply with their obligations under the Standstill Agreement among the parties dated November 5, 1997 (the "Standstill Agreement").

                           AERC and its affiliates and the AERC Contact
         Representatives shall not be deemed to give an "authorization" or "instruction" for the purposes of the foregoing if they request an AERC External Representative to find candidate real properties in a particular geographic area with specific characteristics which are general enough not to identify a specific property and do not specifically identify a client identified in Schedule 5.2(h) as an owner thereof.

                  (i) Fairness Opinion. AERC shall use all reasonable efforts to obtain on or prior to the Closing the fairness opinion referred to in
         Section 6.3(l).

                  (j) Spinoff Transaction. AERC shall use all reasonable efforts (which shall not include the payment of money other than filing fees with Governmental Authorities and legal fees) to consummate the Spinoff Transfer.

                  (k) Employment Agreement. Concurrently with the Closing, AERC shall deliver to Mr. Wright an employment agreement in the form of Exhibit E attached hereto (the "Employment Agreement"), fully executed by AERC.

                  (l) "A" Contracts. If AERC acquires, none of the properties known as Windsor Hollywood, Kirkman and the Pines on or prior to the Closing Date, $10,000,000 payable in cash or AERC Common Shares as elected by AERC will be paid to the MIGRA Stockholders in installments of 50%, 18% and 32% on the Closing Date, the Second Issuance Date and the Third Issuance Date, respectively; PROVIDED, HOWEVER that AERC shall be deemed to have acquired Kirkman for purposes hereof even if it does not acquire the interest of PF Funds, Inc. The amount paid under this Section 5.2(l), if any, shall not constitute an adjustment to the Purchase Price for purposes of the calculation in Section 8.3(a).

                  5.3      Covenants of MIGRA.

                  (a) Conduct of MIGRA's Operations. During the period from the date of this Agreement to the Effective Time, MIGRA shall and, to the extent within its control and not in conflict with its fiduciary duty(ies), shall cause each Venture to, conduct its operations only in the ordinary course, except as expressly contemplated by this Agreement and the transactions contemplated hereby, and shall use all reasonable efforts to maintain and preserve its business organization and its material rights and franchises and to retain the services of its officers and key employees and maintain its business relationships with third parties, and to maintain all of its operating assets in their current condition (normal wear and tear excepted), to the end that their goodwill and ongoing business shall not be impaired in any material respect. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective

         Time, MIGRA shall not and, to the extent within its control and not in conflict with its fiduciary duty(ies), shall not permit any of the Ventures to, except as otherwise expressly contemplated by this Agreement and the transactions contemplated hereby or as set forth in
         Section 5.3(a) to the MIGRA Disclosure Schedule, without the prior written consent of AERC:

                           (i) do or effect any of the following actions with
                  respect to its securities: (A) adjust, split, combine or reclassify its capital stock, (B) except as set forth in
                  Section 5.4(e), make, declare or pay any dividend or distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, (C) grant any person any right or option to acquire any shares of its capital stock,
                  (D) issue, deliver or sell or agree to issue, deliver or sell any additional shares of its capital stock or any securities or obligations convertible into or exchangeable or exercisable for any shares of its capital stock or such securities, or (E) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock; provided, however, that MIGRA may make distributions (i) to MIGRA Stockholders and Gutin, and each Venture may make distributions to its partners, in an aggregate amount not to exceed the aggregate federal, state and local liability (exclusive of penalties and interest) of a MIGRA Stockholder or Gutin or such partners, respectively, to the extent that such liability arises from the net income and gain of MIGRA or the applicable Venture(s) computed using the marginal tax rates of the MIGRA Stockholder(s) or such partners, respectively, who pay(s) federal, state and local tax based at the highest such rates of all MIGRA Stockholders or Gutin or such partners, respectively, after giving effect to other income and losses of such MIGRA Stockholder(s) or Gutin or such partners, respectively, and (ii) to partners of the Ventures, to the extent mandatory under the applicable partnership documents;

                           (ii) directly or indirectly sell, transfer, lease,
                  pledge, mortgage, encumber or otherwise dispose of any of its material property or assets other than in the ordinary course of business;

                           (iii) make or propose any changes in the MIGRA
                  Articles or the MIGRA Bylaws;

                           (iv) merge or consolidate with any other person or
                  acquire a material amount of assets or capital stock of any other person or, enter into any confidentiality agreement with any person (other than Pension Funds relating to this Agreement);

                           (v) incur, create, assume or otherwise become liable
                  for any indebtedness for borrowed money in excess of $750,000 or assume, guarantee, endorse or otherwise as an accommodation become responsible or liable for the obligations of any other individual, corporation or other entity, other than in the ordinary course of business consistent with past practice;

                           (vi)     create any subsidiaries;

                           (vii) enter into or modify any employment, severance,
                  termination or similar agreements or arrangements with, or grant any bonuses, salary increases, severance or termination pay to, any officer, director, consultant or employee or otherwise increase the compensation or benefits provided to any officer, director, consultant or employee other than salary increases granted in the ordinary course of business consistent with past practice and except as may be required by Applicable Law or a binding written contract in effect on the date of this Agreement;

                           (viii) enter into, adopt or amend any employee
                  benefit or similar plan;

                           (ix) change its method of doing business, or change
                  any method or principle of accounting in a manner, that is inconsistent in any material respect with past practice;

                           (x) settle any Actions, whether now pending or
                  hereafter made or brought, involving an amount in excess of $50,000;

                           (xi) write up, write down or write off the book value
                  of any assets, individually or in the aggregate, in excess of $100,000 except for depreciation and amortization in accordance with GAAP consistently applied;

                           (xii) modify, amend or terminate, or waive, release
                  or assign any material rights or claims with respect to, any Contract set forth in Section 4.17 to the MIGRA Disclosure Schedule, or any confidentiality agreement to which MIGRA is a party;

                           (xiii) incur or commit to any capital expenditures,
                  or obligations or liabilities in respect thereof, which in the aggregate exceed or would exceed $50,000;

                           (xiv) make any material changes or modifications to
                  any pricing policy or investment policy or enter into any new management agreements or leases on terms materially different from those in effect in the ordinary and usual course of business, consistent with past practice;

                           (xv) take any action to exempt or make not subject to
                  any other state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares, any person or entity (other than AERC) or any action taken thereby, which person, entity or action would have otherwise been subject to the restrictive provisions thereof and not exempt therefrom;

                           (xvi) enter into or carry out any other transaction
                  which could reasonably be expected to have a Material Adverse Effect on the MIGRA Companies taken as a whole;

                           (xvii) permit or cause any MIGRA Company to do any of
                  the foregoing or agree or commit to do any of the foregoing;
                  or

                           (xviii) agree in writing or otherwise to take any of
                  the foregoing actions.

                  (b) No Solicitation. Unless and until this Agreement is terminated in accordance with its terms, MIGRA shall not, and shall not authorize, to the extent within its control and not in conflict with its fiduciary duty(ies), or permit any Venture or any of its or the Ventures' respective directors, officers, employees, agents or representatives to, directly or indirectly, solicit, initiate, encourage or facilitate, or furnish or disclose non-public information with respect to MIGRA in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving MIGRA, or acquisition of any capital stock or any material portion of the assets of MIGRA, or any combination of the foregoing (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than AERC, AEMC or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement. Neither the Board of Directors of MIGRA nor any committee thereof shall
         (A) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to AERC, the MIGRA Board Recommendation, (B) approve or recommend, or propose publicly to approve or recommend, any Competing Transaction or (C) cause MIGRA or, unless required pursuant to its fiduciary duty(ies), any other MIGRA Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Competing Transaction or proposal for a Competing Transaction. Unless and until there is a termination of this Agreement in accordance with
         Section 7.1, from and after the execution of this Agreement, MIGRA shall immediately advise AERC in writing of the receipt, directly or indirectly, of any inquiries, discussions, negotiations, or proposals relating to a Competing Transaction (including the specific terms thereof and the identity of the other party or parties involved) and promptly furnish to AERC a copy of any such proposal or inquiry in addition to any information provided to or by any third party relating thereto.

                  (c) Compliance with Regulatory Requirements. MIGRA shall, and, to the extent within its control, and not in conflict with its fiduciary duty(ies), cause each Venture, at the expense of AERC, to cooperate with and assist AERC, AEMC and MRI in connection with any filings to be made with or consents to obtained from any Governmental Authority with jurisdiction over any of the MIGRA Companies or the Managed Properties.

                  (d) Financial Statements. MIGRA shall deliver to AERC Interim Statements within 20 days following the end of each calendar month after the date hereof.

                  (e) Notification of Certain Matters. MIGRA shall give prompt notice to AERC of (i) the occurrence or non-occurrence of any event known to MIGRA the occurrence or non-occurrence of which would cause any MIGRA or MIGRA Stockholder representation or warranty contained in this Agreement to be materially untrue or inaccurate at or prior to the Effective Time and (ii) any material failure of MIGRA or any MIGRA Stockholder to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3(e) shall not limit or otherwise affect (A) the right of AERC to terminate this Agreement in accordance with Section 7.1 or (B) except to the extent set forth in
         Section 7.2, the other remedies available to AERC hereunder.

                  (f) MIG Ltd. Purchase. MIGRA and the MIGRA Stockholders will use reasonable efforts to have MIGRA and/or the MIGRA Stockholders enter into a definitive purchase agreement with PF Funds, Inc. to acquire its interest in MIG Ltd. at or before the Effective Time. The parties acknowledge that the MIGRA Stockholders may transfer AERC Common Shares to PF Funds, Inc. as some or all of the consideration for that purchase; provided, however, that PF Funds shall agree to execute a letter relating to investment intent and accredited investor status (to the extent applicable) and trading restrictions imposed by Rule 144 under the Securities Act in a form substantially identical to that delivered by the MIGRA Stockholders pursuant to Section 6.3(j).

                  (g) Development Properties. True and correct copies of all financial statements and records relating to each of the properties known as the Windsor Pines, Hollywood Pines and Kirkman properties, which properties are more fully described on Exhibit A-1 hereto (the "Development Properties"), or access thereto will be made available to AERC promptly after the execution of this Agreement.

                  (h) Rights to Disposition Fees. MIGRA shall obtain from NYNEX a letter to clarify that pursuant to the NYNEX Real Estate Investment Management Contract dated February 7, 1995 disposition fees are payable upon termination of such contract. If MIGRA does not obtain a letter from NYNEX prior to the Closing Date, that portion of the AERC Common Shares (payable ratably over the Second and Third Issuance Dates pursuant Sections 2.1(e) and 2.1(f), as applicable) representing $194,365 will be held in escrow to be delivered as follows: (i) to the MIGRA Stockholders on the earlier to occur of (a) the date such letter is received by AERC, and (b) the date all such disposition fees are paid to AERC, or (ii) to AERC if on or before February 1, 2005 such letter has not been received and such fees have not been paid. The value of such AERC Common Shares shall be determined in accordance with
         Section 2.1(e) and 2.1(f) (as the case may be).

                  5.4      Covenants of MIGRA Stockholders.

                  (a)      Purchase Price Adjustment.

                           (i) At least three Business Days prior to the Closing
                  Date, the MIGRA Stockholders shall cause to be delivered to AERC a statement of MIGRA, MIG Ltd. and Stonemark as of the Closing Date, which statement shall set forth MIGRA's good faith estimate of the current assets, including, without limitation, advances made to MIG Development Company and other affiliates of MIGRA (the "Current Assets") and all liabilities (the "Liabilities") of MIGRA, and prorata based on its ownership interest therein, of MIG Ltd. and Stonemark, as of the Closing Date as defined and determined in accordance with GAAP and in a manner consistent with the preparation of the Audited Financial Statements.

                           (ii) If on the Second Issuance Date, the actual
                  amount of Current Assets collected by AERC on or before the Second Issuance Date exceeds the actual amount of Liabilities paid by AERC on or before the Second Issuance Date, then AERC shall pay on the Second Issuance Date to the MIGRA Stockholders either an amount of cash or AERC Common Shares, as elected by each MIGRA Stockholder, equal in amount or value (as determined in accordance with Section 2.1(c)), respectively, to such excess. If on the Second Issuance Date, the actual amount of such Liabilities exceeds the actual amount of such Current Assets, then the MIGRA Stockholders shall either (i) pay on the Second

                  Issuance Date to AERC an amount equal to such excess or (ii) notify AERC that the number of AERC Common Shares to be received pursuant to Section 2.1(c) or 2.1(e) shall be reduced by a number of the AERC Common Shares equal in value to such excess, such value to be determined pursuant to Section 2.1(c) or 2.1(e), respectively.

                  (b) Responsibility for Certain Obligations. The MIGRA Stockholders shall jointly and severally pay when due the MIGRA Stockholders Fixed Liabilities. If any MIGRA Stockholders Fixed Liability is not paid when due, AERC shall have the right to pay the amount of such MIGRA Stockholder Fixed Liability that is due and payable and is not so paid and to reduce the amount of AERC Common Shares to be received by the MIGRA Stockholders and Gutin pursuant to
         Section 2.1 by the number of AERC Common Shares equal in value to the amount of such MIGRA Stockholder Fixed Liability that is so paid, such value to be determined as set forth in Section 2.1. Such reduction shall apply to the installments of AERC Common Shares to be next received.

                  (c) Non-Competition Agreements. Concurrently with the Closing, each MIGRA Stockholder shall deliver to AERC a non-competition agreement in the form of Exhibit D attached hereto (collectively, the "Non-Competition Agreements"), fully executed by such MIGRA Stockholder.

                  (d) Resignations. Concurrently with the Closing, each MIGRA Stockholder who is an officer and/or a director of MIGRA shall resign as an officer and/or director of MIGRA and, prior to or concurrently with the Closing, MIGRA shall cause Gutin to resign as an officer and/or director of MIGRA and to otherwise terminate her employment therewith, effective as of the Effective Time.

                  (e) MIGRA Distributions. The MIGRA Stockholders shall, prior to the Effective Time, cause MIGRA to make a distribution to the MIGRA Stockholders and Gutin in an amount necessary to establish to the reasonable satisfaction of AERC that MIGRA does not have any accumulated earnings and profits from any period that MIGRA or any of its predecessors were taxable as C corporations for federal income tax purposes.

                  (f) Encumbrances on Conversion Rights. No MIGRA Stockholder shall create, incur, assume or suffer to exist any pledge, lien, security interest or other charge or encumbrances of any nature upon or with respect to the Conversion Rights, except as may be contemplated by that certain Pledge Agreement dated June 9, 1997, between Wayman and Mr. Wright and the related Escrow Agrement date as of August 1, 1997 and except for a transfer to PF Funds as contemplated by and in accordance with Section 5.3(f) of this Agreement.

                  (g) On or before the Closing, the MIGRA Stockholders shall (i) use reasonable efforts to acquire the entire right, title and interest of Gutin in and to the MIGRA Companies and (ii) approve by unanimous vote or consent in accordance with the FBCA the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (h) On or before the Closing, the MIGRA Stockholders shall (i) terminate each such person's employment agreement with MIGRA, (ii) cause MIGRA to terminate Gutin's employment agreement with MIGRA, and
         (iii) terminate the Stockholder Agreement by and among the MIGRA Stockholders, Gutin and MIGRA.

                  5.5 Covenants of Mr. Wright.

                  (a) Employment Agreement. Concurrently with the Closing, Larry Wright shall deliver to AERC the Employment Agreement, fully executed by Mr. Wright.


                                   ARTICLE VI

                                   CONDITIONS

                  6.1 Mutual Conditions. The obligations of the parties hereto to consummate the Merger shall be subject to fulfillment of the following conditions:

                  (a) No temporary restraining order, preliminary or permanent injunction or other order or decree which prevents the consummation of the Merger shall have been issued and remain in effect, and no statute, rule or regulation shall have been enacted by any Governmental Authority which prevents the consummation of the Merger.

                  (b) On the Closing Date and at the Effective Time, no stop order or similar restraining order shall have been threatened by the SEC or any state securities administrator prohibiting the Merger or the issuance of the AERC Common Shares or the Conversion Rights.

                  (c) No Action shall be instituted by any Governmental Authority which seeks to prevent consummation of the Merger or the issuance of the AERC Common Shares or the Conversion Rights or seeking material damages in connection with the transactions contemplated hereby which continues to be outstanding.

                  6.2 Conditions to Obligations of MIGRA. The obligations of MIGRA to consummate the Merger and the transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by MIGRA:

                  (a) The representations and warranties of AERC set forth in
         Article III shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

                  (b) AERC shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Closing.

                  (c) AERC shall have furnished MIGRA with a certificate dated the Closing Date signed on behalf of it by the Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.2(a) and (b) have been satisfied.

                  (d) MIGRA shall have received the favorable legal opinion, dated the Closing Date, of Baker & Hostetler LLP as to the matters referred to in Exhibit B.

                  (e) The AERC Common Shares to be issued in the Merger and the transactions contemplated hereby shall have been authorized for inclusion on the NYSE, subject to official notice of issuance.

                  (f) AERC shall have furnished MIGRA with an opinion of Baker & Hostetler LLP, substantially similar in form and content to the opinions provided to underwriters in connection with public offerings of AERC Common Shares, to the effect that AERC has qualified, and currently qualifies, to be taxed as a REIT pursuant to Sections 856 through 860 of the Code.

                  (g) AERC shall not have entered into a definitive agreement to merge or consolidate with any entity in a transaction valued in excess of $200,000,000, unless such merger or consolidation shall be for the sole purpose of acquiring real property and shall not result in a change in the senior management of AERC.

                  (h) AERC shall have assumed the obligations of MIGRA under that certain letter agreement dated May 1, 1997, between MIGRA and Lehman Brothers, as amended on September 10, 1997 (the "Lehman Letter").

                  (i) AERC shall have received the AERC Shareholder Approval.

                  (j) AERC shall have acquired all of the MIG REIT Properties.

                  (k) AERC shall have received all material Governmental Authority consent(s) and approval(s) required because of this Agreement.

                  6.3 Conditions to Obligations of AERC. The obligation of AERC to consummate the Merger and the other transactions contemplated hereby shall be subject to the fulfillment of the following conditions unless waived by AERC:

                  (a) The representations and warranties of MIGRA set forth in
         Article IV shall be true and correct in all material respects on the date hereof and on and as of the Closing Date as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date).

                  (b) MIGRA shall have performed in all material respects each obligation and agreement and shall have complied in all material respects with each covenant to be performed and complied with by it hereunder at or prior to the Effective Time.

                  (c) MIGRA shall have furnished AERC with a certificate dated the Closing Date signed on its behalf by its Chairman, President or any Vice President to the effect that the conditions set forth in Sections 6.3(a) and (b) have been satisfied.

                  (d) AERC shall have received the favorable legal opinion, dated the Closing Date, of (i) Mayer, Brown & Platt or other counsel acceptable to AERC, as to the matters referred to in Exhibit C, and
         (ii) Holland & Knight, as to matters referred to in Section 4.13.

                  (e) (i) at no cost to AERC or AEMC, AERC shall have acquired the 10% partnership interest in MIG Ltd. owned by MIG Realty, Inc., an affiliate of MIGRA, and (ii) AERC shall have acquired all of the MIG REIT Properties.

                  (f) [INTENTIONALLY OMITTED]

                  (g) MIGRA and AERC shall have received all material customer, vendor, lessee, licensee, licensor, Governmental Authority and other third party consents and approvals required because of this Agreement or the transactions contemplated by this Agreement, excluding consents from clients of the MIGRA Companies and their affiliates regarding the Relevant Contracts, as to which the provisions of Section 2.4(a) shall be the sole consequence to the MIGRA Stockholders with respect to not obtaining such consents.

                  (h) MIGRA shall not have received notice from any holder or holders of the MIGRA Common Stock issued and outstanding on the record date for the determination of MIGRA Stockholders entitled to vote on the Merger that such holder or holders have exercised or intend to exercise their appraisal rights under the FBCA.

                  (i) The Employment Agreement and the Noncompetition Agreements shall have been entered into and shall remain in full force and effect according to their respective terms as of the Closing.

                  (j) AERC shall have received letters addressed to it from each of the MIGRA Stockholders relating to investment intent and accredited investor status (to the extent applicable) and trading restrictions which will be solely the trading restrictions imposed by Rule 144 under the Securities Act relating to the AERC Common Shares in a form reasonably required by AERC and reasonably acceptable to the MIGRA Stockholders.

                  (k) AEMC or another affiliate of AERC shall have had its Form ADV approved by the SEC.

                  (l) AERC shall have received a favorable opinion from Morgan Stanley Dean Witter as to the fairness of the Merger.

                  (m) AERC shall have received the AERC Shareholder Approval if required by the NYSE as a condition to listing the AERC Common Shares to be issued pursuant to this Agreement thereon.

                  (n) MIGRA and/or the MIGRA Stockholders shall have acquired the interest in MIG Ltd. of PF Funds, Inc.

                  (o) On or before the Closing, the MIGRA Stockholders shall have (i) acquired the entire right, title and interest of Gutin in and to the MIGRA Companies, and (ii) approved by unanimous vote or consent in accordance with the FBCA the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

                  (p) On or before the Closing, the MIGRA Stockholders shall have (i) terminated each such person's employment agreement with MIGRA and (ii) terminated the Stockholders Agreement by and among the MIGRA Stockholders, Gutin and MIGRA.

                  (q) AERC shall have received all material Governmental Authority and National City Bank consent(s) and approval(s) required because of this Agreement.

                  (r) AERC shall have received the opinion, dated the Closing Date, of Ernst & Young LLP, that MIGRA has no earnings or profits as of the Closing Date.


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                      7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

                  (a) by mutual consent of AERC and MIGRA;

                  (b) by either AERC or MIGRA if any permanent injunction or other order of a court or other competent Governmental Authority preventing the consummation of the Merger shall have become final and nonappealable;

                  (c) by either AERC or MIGRA if the Merger shall not have been consummated on or before June 2, 1998 if AERC's Proxy Statement is not reviewed by the SEC and on or before June 30, 1998 if AERC's Proxy Statement is reviewed by the SEC, unless extended by the Boards of Directors of both AERC and MIGRA (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure or whose affiliate's failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date);

                  (d) by AERC if MIGRA or any MIGRA Stockholder has materially breached any covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within a reasonable amount of time;

                  (e) by MIGRA if AERC has materially breached any covenant or agreement contained in this Agreement and such breach is either not capable of being cured prior to the Closing or, if such breach is capable of being cured, is not so cured within a reasonable amount of time;

                  (f) by AERC if at any time the representations and warranties of MIGRA or the MIGRA Stockholders set forth in Article IV shall not be true and correct in all material respects (it being understood and agreed that representations and warranties made as of a specified date, need be true only as of such specified date);

                  (g) by MIGRA or the MIGRA Stockholders if at any time the representations and warranties of AERC set forth in Article III shall not be true and correct in all material respects (it being understood and agreed that representation and warranties made as of a specified date, need be true only as of such specified date); or

                  (h) by either AERC or MIGRA if the MIG REIT Properties are acquired by any one other than AERC.

                  7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement, except for the provisions of this Section 7.2, Article VIII and Sections 9.8 and 9.10, shall become void and have no further effect, without any liability on the part of any party or its directors, officers or stockholders. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a material breach of any representation and warranty of, or covenant or agreement by, such party in this Agreement, which liability may be recoverable pursuant to Article VIII, and provided, further, that if it shall be determined pursuant to Section 8.5 that termination of this Agreement resulted from an intentional breach of this Agreement, then, in addition to other remedies under this Section 7.2, Article VIII and Section 9.8 for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other parties for their respective reasonable costs, fees and expenses, including, without limitation, the fees and expenses of their counsel and accountants, as well as fees and expenses incident to negotiation, preparation and execution of this Agreement and related documentation ("Costs"). Notwithstanding any provision of this Agreement to the contrary, in the event of the termination of this Agreement, (i) by reason of a breach by MIGRA or any MIGRA Stockholder under this Agreement, the limitation of liability referred to in Section 8.3 shall be inapplicable, but in no event shall the maximum aggregate liability of MIGRA and/or the MIGRA Stockholders under this Agreement, which liability, with respect to the MIGRA Stockholders, shall be solely with respect to a breach of any covenant or agreement of MIGRA and/or the MIGRA Stockholders in this Agreement or the Additional Documents (as defined in Section

8.1(a)), exceed the Purchase Price, as adjusted hereunder (the "Adjusted Purchase Price") and (ii) by reason of a breach by AERC under this Agreement, the maximum aggregate liability of AERC under this Agreement shall not exceed the Adjusted Purchase Price. In the event of termination of this Agreement pursuant to Section 7.1, MIGRA shall not be liable to AERC under the indemnity agreement in Section 8.2(a)(i)(A) in respect of a breach of a representation or warranty made by MIGRA or any MIGRA Stockholder contained in this Agreement on the Closing Date to the extent, but only to the extent, that (w) such representation or warranty was true and correct when made, (x) MIGRA has notified AERC of such breach in accordance with the Agreement and (y) such breach is the result solely of the occurrence of a circumstance or an event subsequent to the date hereof.

                  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption of this Agreement by MIGRA Stockholders or by AERC shareholders, as the case may be, but after any such approval, no amendment shall be made which by law requires further approval or authorization by the MIGRA Stockholders or the AERC shareholders without such further approval or authorization. Notwithstanding the foregoing, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 Extension; Waiver. At any time prior to the Effective Time, AERC (with respect to MIGRA and the MIGRA Stockholders) and MIGRA (with respect to AERC and AEMC) by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.


                                  ARTICLE VIII

                                 INDEMNIFICATION

                  8.1 Survival of Representations, Warranties and Agreements.

                  (a) Subject to the limitations set forth in Section 8.3 and 8.6, below, and notwithstanding any investigation conducted at any time with regard thereto by or on behalf of AERC or MIGRA or the MIGRA Stockholders, all representations, warranties, covenants and agreements of MIGRA, the MIGRA Stockholders and AERC in this Agreement and in any other documents executed or delivered by MIGRA, the MIGRA Stockholders or AERC pursuant to this Agreement or in connection with the transactions contemplated by this Agreement (other than the Standstill Agreement, Contribution and Partnership Interests Purchase Agreement and documentation executed and delivered in connection therewith, and documents delivered in connection with the acquisition of the real properties listed on Exhibit A, which, in each case, shall survive in accordance with their respective terms) (the "Additional Documents") shall survive the execution, delivery and performance of this Agreement and the Additional Documents. All representations and warranties of MIGRA, the MIGRA Stockholders or AERC set forth in this Agreement and in the Additional Documents shall be deemed to have been made again by MIGRA, the MIGRA Stockholders or AERC, as the case may be, at and as of the Effective Time (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date). This Section 8.1 shall not limit any covenant or agreement of the parties hereto, which by its terms contemplates performance after the Effective Time or after the termination of this Agreement.

                  (b) As used in this Article VIII, any reference to a representation, warranty or covenant contained in any section of this Agreement shall include the Schedule and any Exhibit relating to such section.

                  8.2 Indemnification.

                  (a) Subject to the limitations set forth in Sections 8.3 and 8.6, by virtue of the approval and adoption of this Agreement and the Merger by MIGRA and the MIGRA Stockholders, MIGRA (prior to the Closing) and the MIGRA Stockholders (prior to Closing, for each MIGRA Stockholder solely with respect to Indemnifiable Claims described in clause (i) (B) below as a result of any breach by such MIGRA Stockholder, and subsequent to the Closing, with respect to all Indemnifiable Claims), shall jointly and severally indemnify and hold harmless AERC from and against any and all (i) demands, claims, suits, actions, or causes of action ("Claims") asserted against, resulting to, imposed upon, or incurred, sustained by, asserted by or suffered by AERC, directly or indirectly, as a result of or arising from (A) any inaccuracy in or breach of any of the representations and warranties made by MIGRA and/or the MIGRA Stockholders in this Agreement or the Additional Documents, (B) the breach of any covenant or agreement of MIGRA and/or the MIGRA Stockholders contained in this Agreement or the Additional Documents, (C) any Claims relating to the MIGRA Stockholders Fixed Liabilities and (D) any Claims relating to any liability or obligation of any nature of the MIGRA Companies or any MIGRA Company, matured or unmatured, liquidated or unliquidated, fixed or contingent, or known or unknown, arising out of matters prior to or at the Effective Time, other than (w) any Claim with respect to any of the Managed Properties, as to which the sole indemnification obligation of MIGRA Stockholders is in Section 8.2(a)(i)(A), (x) any Claim arising out of the failure to obtain any consent or approval necessary to effect the Merger and the other transactions contemplated by this Agreement (provided that MIGRA and/or the MIGRA Stockholders, as applicable, have all complied with their respective obligations under the relevant provisions of Sections 5.1, 5.3 and 5.4 with respect to obtaining the consent or approval at issue and AERC has complied with its obligations under the relevant provisions of Section 5.2 with respect to obtaining such consent or approval), (y) any Claim with respect to any increase in insurance premiums with respect to insurance covered in Section 4.24 and (z) as otherwise expressly provided in this Agreement, and (ii) losses, liabilities, damages and expenses, including without limitation interest, penalties, reasonable attorneys' fees, any and all expenses actually incurred, in investigating, preparing or defending against any such Claim, commenced or threatened, and any and all amounts paid in settlement of any


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



         such Claim (collectively, "Damages") (collectively, "Indemnifiable Claims" when used in the context of AERC as the Indemnified Party (as defined in Section 8.3(c)).

                  (b) Subject to the limitations set forth in Section 8.3 and 8.6, by virtue of the approval and adoption of this Agreement by AERC, AERC hereby covenants and agrees to indemnify and hold harmless MIGRA (prior to the Closing) and the MIGRA Stockholders, both prior and subsequent to the Closing, from and against any and all (i) Claims asserted against, resulting to, imposed upon, or incurred, sustained by, asserted by or suffered by MIGRA or any or all of the MIGRA Stockholders, directly or indirectly, as a result of or arising from
         (A) any inaccuracy in or breach of any of the representations and warranties made by AERC in this Agreement or (B) the breach of any covenant of AERC contained in this Agreement and(ii) all related Damages (collectively, "Indemnifiable Claims" when used in the context of MIGRA or the MIGRA Stockholders as the Indemnified Party.

                  (c) For purposes of this Article VIII, all Damages shall be computed net of any insurance coverage or tax benefit which reduces the Damages that would otherwise be sustained; provided that in all cases the timing of the receipt or realization of insurance proceeds shall be taken into account in determining the amount of reduction of Damages.

                  (d) AERC shall be deemed to have suffered Damages arising out of or resulting from the matters referred to in Section 8.2(a) if the same shall be suffered by any subsidiary or affiliate of AERC, including without limitation, MIGRA after the Effective Time.

                  8.3 Limitations on Indemnification. Rights to indemnification under this Article VIII are subject to the following limitations:

                  (a) AERC shall not be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a breach of a representation, warranty, covenant or agreement (or, if more than one such Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims), unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds $500,000 (the "Basket"), in which event AERC shall be entitled to indemnification hereunder for Damages with respect to all Indemnifiable Claims in excess of the Basket; provided, however, that in no event shall AERC be entitled to indemnification hereunder, including without limitation
         Section 8.2(a)(i)(D), for Damages in an amount in excess of the difference between (i) the Adjusted Purchase Price and (ii) the aggregate value of the decreases to the number of AERC Common Shares receivable by the MIGRA Stockholders made pursuant to Sections 2.4, 2.5 and 5.4, such difference herein referred to as the "MIGRA Cap"; and further, provided, however, that notwithstanding the joint and several indemnification obligation of the MIGRA Stockholders, no MIGRA Stockholder at any time shall have to pay Damages in excess of the amount of the Purchase Price actually received by such MIGRA Stockholder at such time, it being understood that such excess shall become immediately due and payable on the immediately succeeding date when an installment of AERC Common Shares becomes payable pursuant to
         Section 2.1 (to the extent of the
         value of the AERC Common Shares receivable on such date), and any remaining excess and any additional subsequent Damages also shall become so immediately due and payable on the immediately succeeding date when such an installment becomes so payable (to the extent of the value of the AERC Common Shares receivable on such date); and further, provided, however, that no MIGRA Stockholder shall be liable for Damages in an amount in excess of his or her pro rata share, as determined by reference to the relative number of shares of MIGRA Conversion Stock held thereby, of the MIGRA Cap; and provided further, in the event that AERC has actual knowledge of a breach of this Agreement which entitles it to terminate this Agreement pursuant to
         Section 7.1(d) or 7.1(f) (whether or not it also has the right to terminate under Section 7.1(h)) and elects not to exercise any such right of termination and to waive all (but not less than all) of such breaches (and the right to terminate under Section 7.1(h)) solely for the purpose of effecting the Closing pursuant to Section 7.4, no MIGRA Stockholder shall be liable for Damages caused by the representations and warranties which are known to be not true and correct and (subject to the last sentence of this Section 8.3(a)) Claims under Section 8.2(a)(i)(D) relating to liabilities and potential liabilities, which to the actual knowledge of MIGRA or any MIGRA Stockholder or AERC, were in existence, at the Effective Time in excess of his or her pro rata share, determined as aforesaid, of either (i) if the price adjustment referred to in Section 5.2(l) shall occur, 10% of the sum of $10,000,000 plus the Adjusted Purchase Price, or (ii) if the price adjustment referred to in Section 5.2(l) shall not occur, 10% of the Adjusted Purchase Price. In the event the MIGRA Stockholders become liable for Damages pursuant to this Section, each MIGRA Stockholder shall have the right to elect, by written notice to AERC, to pay the amount of Damages in cash or by a reduction of the number of AERC Common Shares otherwise receivable thereby equal in value to the amount of Damages; provided, that in the event a MIGRA Stockholder exercises his or her rights pursuant to Section 8.5 as to the Indemnifiable Claim or Claims in question, such number of AERC Common Shares shall be placed in escrow pursuant to an escrow agreement, and with an escrow agent, mutually agreed upon by AERC and the applicable MIGRA Stockholder(s). For purposes of the preceding sentence, the value of the AERC Common Shares shall be determined in the following order of priority: (i) at the Effective Time, pursuant to Section 2.1(b); (ii) on the Second Issuance Date, (A) first, pursuant to Section 2.1(c) and
         (B) second, pursuant to Section 2.1(e) and (iii) on the Third Issuance Date, (A) first, pursuant to Section 2.1(d) and (B) second, pursuant to
         Section 2.1(f). The limits on indemnification contained in this subsection shall not apply in the event of a breach of the representations and warranties contained in Section 4.9(f) and the Basket shall not be applicable to any failure to pay any Claims relating to the MIGRA Stockholders Fixed Liabilities, or any Claims(s) under Section 8.2(a)(i)(D) relating to liabilities and potential liabilities of the MIGRA Companies or a MIGRA Company which, to the actual knowledge of MIGRA or any MIGRA Stockholder, were in existence at the Effective Time (whether or not the amount of such liability or potential liability was quantified or quantifiable at the Effective
         Time), including, without limitation, any such liabilities and obligations listed on the MIGRA Disclosure Schedule.

                  (b) Neither MIGRA nor the MIGRA Stockholders shall be entitled to indemnification hereunder with respect to an Indemnifiable Claim arising out of a breach of a representation, warranty, covenant or agreement (or, if more than one such


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



         Indemnifiable Claim is asserted, with respect to all such Indemnifiable Claims) unless the aggregate amount of Damages with respect to such Indemnifiable Claim or Claims exceeds the Basket, in which event MIGRA or the MIGRA Stockholders shall be entitled to indemnification hereunder for Damages with respect to all Indemnifiable Claims in excess of the Basket; provided, however, that in no event shall MIGRA and the MIGRA Stockholders be entitled to such indemnification for such Damages in an amount in excess of the Adjusted Purchase Price.

                  (c) The obligation of indemnity (i) with respect to the representations and warranties set forth in Article III shall terminate two years after the Closing and (ii) with respect to any representations and warranties relating to the Managed Properties shall terminate two years after the Closing unless, in either case, an Indemnifiable Claim has been brought with respect thereto prior to such termination; provided that with respect to the representations and warranties set forth in Sections 3.1 through 3.3, 4.1 through 4.4, and
         4.9 and with respect to the MIGRA Stockholders Liabilities, the obligation of indemnity shall extend to the expiration of the applicable statute of limitations, if later; and provided further, that nothing contained in the preceding portion of this Section 8.3(c) shall be construed to limit the survival of the representations and warranties in Article IV (other than those covered by the preceding portion of this Section 8.3(c) or the obligation of indemnity contained in Section 8.2(a)(i)(D), which representations and warranties and obligation shall survive the Closing and shall extend to the expiration of the applicable statute of limitations).

                  (d) The foregoing provisions of this Section 8.3 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a claimed breach or other occurrence or matter giving rise to a claim of indemnification is given by the party seeking indemnification (the "Indemnified Party") to the party from whom indemnification is sought (the "Indemnifying Party"), or an Indemnifiable Claim is commenced against the Indemnified Party, the Indemnified Party shall not be precluded from seeking indemnification for such claimed breach, occurrence, other matter, or an Indemnified Claim from the Indemnifying Party in accordance with Section 8.4 or 8.5, as applicable.

                  8.4 Procedure for Indemnification with Respect to Third Party Claims.

                  (a) If the Indemnified Party determines to seek indemnification under this Article VIII with respect to Indemnifiable Claims resulting from the assertion of liability by third parties, it shall give prompt notice to the Indemnifying Party after it becomes aware of any such Indemnifiable Claim (such notice to be given in any event within the shorter of 15 days or the number of days necessary to respond to the Indemnifiable Claim), which notice shall set forth such material information with respect to such Indemnifiable Claim as is then reasonably available to the Indemnified Party. If any such liability is asserted against the Indemnified Party and the Indemnified Party notifies the Indemnifying Party of such liability, the Indemnifying Party shall be entitled, if it so elects by written notice delivered to the Indemnified Party within 10 days after receiving the Indemnified Party's notice, to assume the defense of such asserted liability with counsel reasonably satisfactory to the Indemnified Party. Notwithstanding the foregoing:


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



         (i) the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be payable by the Indemnified Party; (ii) the Indemnified Party shall not have any obligation to give any notice of any assertion of liability by a third party unless such assertion is in writing; and
         (iii) the rights of the Indemnified Party to be indemnified in respect of Indemnifiable Claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing provisions unless, and, if so, only to the extent that, the Indemnifying Party is materially prejudiced by such failure. With respect to any assertion of liability by a third party that results in an Indemnifiable Claim, the Parties shall make available to each other all relevant information in their possession which is material to any such assertion.

                  (b) In the event that the Indemnifying Party fails to assume the defense of the Indemnified Party against any such Indemnifiable Claim, within 15 days after receipt of the Indemnified Party's notice of such Indemnifiable Claim, the Indemnified Party shall have the right to defend, compromise or settle such Indemnifiable Claim on behalf, for the account, and at the risk of the Indemnifying Party.

                  (c) Notwithstanding anything in this Section 8.4 to the contrary, (i) if there is a reasonable likelihood that an Indemnifiable Claim may materially and adversely affect the Indemnified Party, its corporate parent, if any, its subsidiaries or affiliates, including without limitation MIGRA after the Effective Time if AERC is the Indemnified Party, other than as a result of money damages or other money payments (each, a "Non-monetary Indemnifiable Claim"), then the Indemnified Party shall provide written notice to the Indemnifying Party to such effect explaining the reasons therefor and, if the Indemnifying Party consents thereto (which consent shall not be unreasonably withhold or delayed), the Indemnifying Party shall have the right, at the cost and expense of the Indemnifying Party, to defend such Indemnifiable Claim; and (ii) neither the Indemnifying Party nor the Indemnified Party shall, without the other's prior written consent (which consent shall not be unreasonably withheld or delayed), settle or compromise (i) any Indemnifiable Claim or consent to entry of any judgment in respect of any Indemnifiable Claim, in each case involving money damages or other money payments, unless such settlement, compromise or consent includes as an unconditional term the giving by the claimant or the plaintiff to the Indemnified Party (and its corporate parent, if any, its subsidiaries and affiliates including without limitation MIGRA after the Effective Time if AERC is the Indemnified Party) a release from all liability in respect of such Indemnifiable Claim or (ii) any Non-monetary Indemnifiable Claim.

                  8.5 Procedure For Indemnification with Respect to Non-Third Party Claims. In the event that the Indemnified Party asserts the existence of an Indemnifiable Claim giving rise to Damages (but excluding Indemnifiable Claims resulting from the assertion of liability by third parties), it shall give written notice to the Indemnifying Party specifying the nature and amount of the Indemnifiable Claim asserted. If the Indemnifying Party, within 15 business days after receipt of such notice by the Indemnified Party, has not given written notice to the Indemnified Party announcing its intent to contest such assertion by the Indemnified Party, such assertion shall be deemed accepted and the amount of Indemnifiable Claim shall be deemed a valid Indemnifiable Claim. In the event, however, that the Indemnifying Party contests the assertion of an Indemnifiable Claim by giving such written notice to the Indemnified Party within such 15 business day period, then if the parties, acting in good faith, cannot reach agreement with respect to such Indemnifiable Claim within 20 days after such notice, the contested assertion of the claim shall be referred to arbitration in Cleveland, Ohio, in accordance with the then-current rules of the American Arbitration Association. The parties shall select an arbitrator who resides other than in Greater Cleveland or south Florida. The determination made in accordance with such rules shall be delivered in writing to the parties and shall be final and binding and conclusive on the parties and the amount of the Indemnifiable Claim, if any, determined to exist shall be a valid Indemnifiable Claim. Each Party shall pay its own legal, accounting and other fees in connection with such a contest; provided that if the contested Claim is referred to and ultimately determined by arbitration and the position of the nonprevailing party is not upheld in any material respect by the arbitrators, the legal, auditing and other fees of the prevailing party and the fees and expenses of any arbitrator shall be borne by the nonprevailing Party.

                  8.6 Termination of MIGRA's Warranties. Notwithstanding any provisions of this Agreement to the contrary: (a) all representations, warranties and covenants made by MIGRA in this Agreement or the Additional Documents shall terminate as to MIGRA (but only as to MIGRA, but not as to the MIGRA Stockholders, if, and to the extent made by them) as of the Effective Time; and (b) after the Effective Time, MIGRA shall not have any obligation or liability to any MIGRA Stockholder as a direct or indirect result of any breach of representation, warranty or covenant for which the MIGRA Stockholders have or may have liability to AERC pursuant to the terms of this Agreement.

                  8.7 Sole Remedies. Except as provided in Section 7.2 or
Section 9.8, the remedies provided in this Article VIII shall be the sole and exclusive remedies of the parties hereto and shall preclude the assertion by any party hereto of any other rights or the seeking of any other remedies against the other parties hereto.


                                   ARTICLE IX

                                  MISCELLANEOUS

                  9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or dispatched by a nationally recognized overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):



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



                  IF TO MIGRA OR THE MIGRA STOCKHOLDERS:

                           MIG REALTY ADVISORS, INC.
                           Attn: Larry Wright
                           250 Australian Avenue, South, Suite 400
                           West Palm Beach, Florida 33401
                           Phone (561) 820-1300
                           Fax   (561) 832-1622

                  WITH A COPY TO:

                           MAYER, BROWN & PLATT
                           Attn: Stuart P. Pergament, Esq.
                           2000 Pennsylvania Avenue, N.W.
                           Washington, D.C. 20006
                           Phone (202) 778-0600
                           Fax   (202) 861-0473

                  IF TO AERC:

                           ASSOCIATED ESTATES REALTY CORPORATION
                           Attn:  Mr. Jeffrey Friedman
                           5025 Swetland Court
                           Richmond Heights, Ohio 44143-1467
                           Phone (216) 473-8700
                           Fax   (216) 473-8105

                  WITH A COPY TO:

                           BAKER & HOSTETLER LLP
                           Attn:  Albert T. Adams, Esq.
                           3200 National City Center
                           1900 East Ninth Street
                           Cleveland, Ohio 44114-3485
                           Phone (216) 861-7499
                           Fax   (216) 696-0740

                  9.2 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The headings and the table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. For the purposes of any provision of this Agreement, a "Material Adverse Effect" with respect to any party shall mean a material adverse effect on the assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole. For purposes of this Agreement, unless otherwise provided expressly, a "subsidiary" of any person means another person, an amount of the voting securities or other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting securities or interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

                  9.3 Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same Agreement. The parties may execute more than one copy of the Agreement, each of which shall constitute an original.

                  9.4 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement among the parties and supersede all prior agreements and understandings, agreements or representations by or among the parties, written and oral, with respect to the subject matter hereof and thereof; provided, however, that the existing confidentiality agreements between AERC and MIGRA shall continue to be in full force and effect.

                  9.5 Third Party Beneficiaries. Except as set forth in the next sentence, nothing in this Agreement, express or implied, is intended or shall be construed to create any third party beneficiaries. AEMC, as the successor to the business conveyed in the Spinoff Transfer, is an intended third party beneficiary of Article IV, and the obligations of MIGRA and the MIGRA Stockholders in Articles V and VIII of this Agreement.

                  9.6 Governing Law. Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement shall be governed by the laws of the State of Ohio. Except as provided otherwise in Section 8.5, all actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Ohio state or federal court sitting in Cleveland, Ohio.

                  9.7 Consent to Jurisdiction; Venue. Except with respect to any claim or proceeding arising out of Section 8.5:

                  (a) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Ohio and to the jurisdiction of the United States District Court for the Northern District of Ohio, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Ohio state or federal court sitting in the City of Cleveland. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (b) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this
Section 9.7 shall affect the right of any party hereto to serve legal process in any other manner permitted by law.

                  9.8      Specific Performance; Other Equitable Relief.

                  (a) The transactions contemplated by this Agreement are unique. Accordingly, each of the parties acknowledges and agrees that, in addition to all other remedies to which it may be entitled hereunder, each of the parties hereto is entitled to a decree of specific performance, provided such party is not in material default hereunder and may be entitled to pursue the judicial determination referred to in the second sentence of Section 7.2.

                  (b) AERC acknowledges and agrees that, in the event of a breach of Section 5.1(f) and Section 5.2(h) of this Agreement, MIGRA may not have an adequate remedy at law and would be entitled to equitable relief. AERC hereby consents to the entry of an injunctive or otherwise order by a court of competent jurisdiction intended to enforce the terms and intent of Section 5.2(h) of this Agreement.

                  9.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  9.10 Expenses. Subject to the provisions of Section 7.2, all costs and expenses incurred by AERC in connection with this Agreement and the transactions contemplated hereby shall be paid by it, and all such costs and expenses incurred by MIGRA and the MIGRA Stockholders shall be paid by MIGRA. Notwithstanding any provision of this Agreement or any other Agreement executed or delivered by or on behalf of MIGRA to the contrary, MIGRA shall be solely responsible for payment of up to $40,000 owed to Stonemark Apartments II, Inc. ("Stonemark"), if any, upon the closing of the transactions contemplated by that certain purchase agreement between AERC and Stonemark.

                  IN WITNESS WHEREOF, AERC and MIGRA have signed this Agreement as of the date first written above.

                            ASSOCIATED ESTATES REALTY
                            CORPORATION


                            By:_______________________________________
                                     Name: __________________
                                     Title: ___________________



                            MIG REALTY ADVISORS, INC.


                            By:________________________________
                                     Name: __________________
                                     Title: ___________________


MIGRA STOCKHOLDERS


----------------------------
Name:


----------------------------
Name:


----------------------------
Name:


----------------------------
Name:


----------------------------
Name:



                                                   SCHEDULE 2.1

                                             ALLOCATION OF AERC SHARES


                                                                        At Third            At Second          At Third
                        At Effective            At Second               Issuance             Issuance          Issuance
                            Time                Issue Date              Date Per             Date Per          Date Per
                         Per 2.1(b)             Per 2.1(c)               2.1(d)               2.1(e)            2.1(f)
                        ----------------------------------------------------------------------------------------------------------

James Cote                  21.10%                  21.10%                21.10%             21.10%            21.10%

Gregory Golz                 8.10%                   8.10%                 8.10%              8.10%             8.10%

William                      8.10%                   8.10%                 8.10%              8.10%             8.10%
Hughes

Louis Vogt                  11.30%                  11.30%                11.30%             11.30%            11.30%

Larry Wright                51.40%                  51.40%                51.40%             51.40%            51.40%



                                                                     Exhibit A


                                   PROPERTIES





















                               MANAGED PROPERTIES

                                                                    Exhibit B


                            OPINION OF AERC'S COUNSEL




                  1. AERC is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio with all requisite corporate power and authority to own and operate its properties and to conduct its businesses as now conducted.

                  2. AERC has all requisite corporate power and authority to execute and deliver the Agreement and to perform its obligations thereunder.

                  3. The execution and delivery of the Agreement by AERC, and the consummation by AERC of the transactions contemplated thereby have been duly authorized by all requisite corporate action on the part of AERC. The Agreement has been duly executed and delivered by AERC, and the Agreement constitutes the legal, valid and binding obligation of AERC, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.

                  4. Neither the execution and delivery of the Agreement by AERC nor the consummation of the transactions contemplated thereby will conflict with, or result in a breach of, any provision of the AERC Articles or the AERC Code of Regulations.

                  5. All AERC Common Shares to be issued in the Merger will be duly authorized and validly issued, fully paid and nonassessable and will not be issued in violation of any preemptive or similar rights.

                  6. All actions on the part of AERC have been taken necessary to exempt under or make not subject to any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of the Agreement, (ii) the Merger and
(iii) the transactions contemplated by the Agreement.


                  7. Upon the filing of the Certificate of Merger with the Ohio Secretary of State, the Merger will be effective under the Ohio Revised Code in accordance with the terms of the Agreement and the Certificate of Merger.

                  We express no opinion as to any violation of law that might result, in whole or in part, from any competitive effect, actual or potential, of the transactions contemplated by the Agreement.

                  The foregoing opinions are limited to the laws of the State of Ohio and applicable federal law of the United States of America and we express no opinion as to the law of any other jurisdiction. To the extent that any matter with respect to which we give any opinion herein is governed by the laws of any other jurisdiction, we have assumed, with your permission and without investigation, that such laws are the same as the internal substantive laws of the State of Ohio. We assume no obligation to update such opinions to reflect any facts or circumstances that hereafter may come to our attention or any changes in the laws that hereafter may occur. The opinions contained herein are provided to you for your exclusive use solely in connection with the transactions contemplated by the Agreement and may not be otherwise used or relied upon by you or any other person for any purpose whatsoever, without in each instance our prior written consent.

                                                              Very truly yours,

                                                                     Exhibit C


                           OPINION OF MIGRA'S COUNSEL
                       [to be revised to reflect structure
                         and investment company matters]




                  1. MIGRA is a corporation organized, validly existing and in good standing under the laws of the State of Florida with full corporate power and authority to own, and operate its properties and to conduct its business as now conducted.

                  2. MIGRA has all requisite corporate power and authority to execute and deliver the Agreement, and to perform its obligations thereunder.

                  3. The execution and delivery by MIGRA of the Agreement and the consummation by MIGRA of the transactions contemplated by the Agreement have been duly authorized by all necessary corporate action on the part of MIGRA. The Agreement has been duly executed and delivered by MIGRA, and constitutes the legal, valid and binding obligation of MIGRA, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general principles of equity and public policy.

                  4. Neither the execution and delivery of the Agreement by MIGRA nor the consummation of the transactions contemplated thereby will conflict with, or result in a breach of, any provision of the Articles of Incorporation, as amended, or the Bylaws, as amended, of MIGRA.

                  5. All actions on the part of MIGRA have been taken necessary to exempt under or make not subject to any state takeover law or other state law that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution of the Agreement, (ii) the Merger and
(iii) the transactions contemplated by the Agreement.

                  6. Upon the filing of the Certificate of Merger with the Florida Secretary of State, the Merger will be effective under the FBCA in accordance with the terms of the Agreement and the Certificate of Merger.

                  We express no opinion as to any violation of law that might result, in whole or in part, from any anticompetitive effect, actual or potential, of the transactions contemplated by the Agreement.

                  The foregoing opinions are limited to the laws of the State of Florida and applicable federal law of the United States of America. We express no opinion as to the law of any other jurisdiction. To the extent that any matter with respect to which we give any opinion herein is governed by the laws of any other jurisdiction, we have assumed, with your permission and without investigation, that such laws are the same as the internal substantive laws of the State of Florida. We assume no obligation to update such opinions to reflect any facts or circumstances that hereafter may come to our attention or any changes in the laws that hereafter may occur. The opinions contained herein are provided to you for your exclusive use solely in connection with the transactions contemplated by the Agreement and may not be otherwise used or relied upon by you or any other person for any purpose whatsoever, without in each instance our prior written consent.

                                                              Very truly yours,